As filed with the Securities and Exchange Commission on June 16, 2020

File No. 812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940, AND RULE 17d-1 UNDER THE 1940 ACT PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) and 57(a)(4) OF THE 1940 ACT

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND, BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND, BLACKSTONE / GSO SENIOR FLOATING RATE TERM FUND, BLACKSTONE / GSO STRATEGIC CREDIT FUND, BLACKSTONE / GSO SECURED LENDING FUND, GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC, GSO ASSET MANAGEMENT LLC, GSO CAPITAL PARTNERS LP, GSO CAPITAL ADVISORS LLC, GSO CAPITAL ADVISORS II LLC, BLACKSTONE MEZZANINE ADVISORS L.P., BLACKSTONE / GSO CLO MANAGEMENT LLC (MANAGEMENT SERIES), BLACKSTONE / GSO DEBT FUNDS EUROPE LIMITED, BLACKSTONE / GSO DEBT FUNDS MANAGEMENT EUROPE LIMITED, BLACKSTONE / GSO DEBT FUNDS MANAGEMENT EUROPE II LIMITED, BLACKSTONE ISF ADVISORS LP, G QCM SCSP, GSO BARRE DES ECRINS FUND I SCSP, GSO BARRE DES ECRINS FUND II SCSP, GSO BARRE DES ECRINS MASTER FUND SCSP, BLACKSTONE ALTERNATIVE INVESTMENT FUNDS PLC (BLACKSTONE DIVERSIFIED MULTI-STRATEGY FUND), BLACKSTONE ALTERNATIVE MULTI-STRATEGY FUND (BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND III LLC), BSOF MASTER FUND II L.P., BSOF MASTER FUND L.P., BSOF PARALLEL MASTER FUND L.P., ALLEGANY PARK CLO, LTD., BEECHWOOD PARK CLO, LTD., BIRCHWOOD PARK CLO, LTD., BLACKSTONE / GSO EUROPEAN SENIOR LOAN FUND, BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND, BLACKSTONE / GSO SECURED TRUST LTD, BLACKSTONE ADVISORY PARTNERS L.P., BLACKSTONE HOLDINGS I L.P., BLACKSTONE HOLDINGS II L.P., BLACKSTONE HOLDINGS III L.P., BLACKSTONE HOLDINGS IV L.P., BLACKSTONE HOLDINGS FINANCE CO, L.L.C., BLACKSTONE / GSO US LOAN MASTER FUND, BLACKSTONE DIVERSIFIED ALTERNATIVES ASSET HOLDCO L.L.C., BLACKSTONE HARRINGTON PARTNERS L.P., BLACKSTONE TREASURY SOLUTIONS MASTER FUND L.P., BOWMAN PARK CLO, LTD., BRISTOL PARK CLO, LTD., BUCKHORN PARK CLO, LTD., BURNHAM PARK CLO, LTD., BUTTERMILK PARK CLO, LTD., CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY, CATSKILL PARK CLO, LTD., CHENANGO PARK CLO, LTD., CIRRUS FUNDING 2018-1, LTD., CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY, CLONTARF PARK CLO DESIGNATED ACTIVITY COMPANY, COLE PARK CLO LIMITED, COOK PARK CLO, LTD., CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY, CUMBERLAND PARK CLO, LTD., DARTRY

PARK CLO DESIGNATED ACTIVITY COMPANY, DEWOLF PARK CLO, LTD., DIAMOND CLO 2018-1 LTD., DIAMOND CLO 2019-1 LTD., DORCHESTER PARK CLO DESIGNATED ACTIVITY COMPANY, DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY, ELM PARK CLO DESIGNATED ACTIVITY COMPANY, EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP, EMERALD DIRECT LENDING 2 LIMITED PARTNERSHIP, EMERSON PARK CLO, LTD., FILLMORE PARK CLO, LTD., GILBERT PARK CLO, LTD., GN LOAN FUND LP, GREENWOOD PARK CLO, LTD., GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY, GRIPPEN PARK CLO, LTD., GSO / BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND LP, GSO AIGUILLE DES GRANDS MONTETS FUND I LP, GSO AIGUILLE DES GRANDS MONTETS FUND II LP, GSO AIGUILLE DES GRANDS MONTETS FUND III LP, GSO CAPITAL OPPORTUNITIES FUND III LP, GSO CAPITAL OPPORTUNITIES FUND IV LP, GSO CAPITAL SOLUTIONS FUND II LP, GSO CAPITAL SOLUTIONS FUND III LP, GSO CHURCHILL PARTNERS II LP, GSO CHURCHILL PARTNERS LP, GSO COF III CO-INVESTMENT FUND LP, GSO CO-INVESTMENT FUND-D L.P., GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP, GSO CREDIT ALPHA FUND II LP, GSO CREDIT ALPHA FUND LP, GSO CREDIT-A PARTNERS LP, GSO DIAMOND PORTFOLIO FUND LP, GSO DIRECT LENDING FUND-D LP, GSO ENERGY LENDING FUND-A ONSHORE LP, GSO ENERGY LENDING FUND-A OVERSEAS LP, GSO ENERGY PARTNERS-A LP, GSO ENERGY PARTNERS-B LP, GSO ENERGY PARTNERS-C II LP, GSO ENERGY PARTNERS-C LP, GSO ENERGY PARTNERS-D LP, GSO ENERGY PARTNERS-E LP, GSO ENERGY SELECT OPPORTUNITIES FUND II LP, GSO ENERGY SELECT OPPORTUNITIES FUND LP, GSO EUROPEAN SENIOR DEBT FUND II LP, GSO EUROPEAN SENIOR DEBT FUND LP, GSO EUROPEAN SENIOR DEBT FUND II LEVERED EEA SCSP, GSO EUROPEAN SENIOR DEBT FUND II EEA SCSP, GSO HARRINGTON CREDIT ALPHA FUND L.P., GSO JASMINE PARTNERS LP, GSO ORCHID FUND LP, GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP, GSO PALMETTO STRATEGIC PARTNERSHIP, L.P., GSO RP HOLDINGS L.P., GSO SJ PARTNERS LP, GSO SPECIAL SITUATIONS MASTER FUND LP, HARBOR PARK CLO, LTD., HARRIMAN PARK CLO, LTD., HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY, JAY PARK CLO, LTD., LONG POINT PARK CLO, LTD., MARLAY PARK CLO DESIGNATED ACTIVITY COMPANY, MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY, MYERS PARK CLO, LTD., NIAGARA PARK CLO, LTD., ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY, PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY, PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY, RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY, SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY, SENECA PARK CLO, LTD., SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY, SOUTHWICK PARK CLO, LTD., STRATUS CLO 2020-1, LTD., STEWART PARK CLO, LTD., SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY, TACONIC PARK CLO, LTD., THACHER PARK CLO, LTD., THAYER PARK CLO, LTD., TREMAN PARK CLO, LTD., TRYON PARK CLO, LTD., TYMON PARK CLO DESIGNATED ACTIVITY COMPANY, VESEY PARK CLO DAC, WEBSTER PARK CLO, LTD., WESTCOTT PARK CLO, LTD., WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

345 Park Avenue

New York, New York 10154

(212) 583-5000

All Communications, Notices and Orders to:

Marisa J. Beeney, Esq.

GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Copies to:

Rajib Chanda, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, DC 20001

June 16, 2020

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940, AND RULE 17d-1 UNDER THE 1940 ACT PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) and 57(a)(4) OF THE 1940 ACT

In the Matter of	)	APPLICATION FOR AN ORDER
	)	PURSUANT TO SECTIONS 17(d)
BLACKSTONE / GSO FLOATING	)	AND 57(i) OF THE INVESTMENT
RATE ENHANCED INCOME FUND,	)	COMPANY ACT OF 1940, AND
BLACKSTONE / GSO LONG-SHORT	)	RULE 17d-1 UNDER THE 1940 ACT
CREDIT INCOME FUND,	)	PERMITTING CERTAIN JOINT
BLACKSTONE / GSO SENIOR	)	TRANSACTIONS OTHERWISE
FLOATING RATE TERM FUND,	)	PROHIBITED BY SECTIONS 17(d)
BLACKSTONE / GSO STRATEGIC	)	and 57(a)(4) OF THE 1940 ACT
CREDIT FUND, BLACKSTONE / GSO	)
SECURED LENDING FUND, GSO /	)
BLACKSTONE DEBT FUNDS	)
MANAGEMENT LLC, GSO ASSET	)
MANAGEMENT LLC, GSO CAPITAL	)
PARTNERS LP, GSO CAPITAL ADVISORS	)
LLC, GSO CAPITAL ADVISORS II LLC,	)
BLACKSTONE MEZZANINE ADVISORS,	)
L.P., BLACKSTONE / GSO CLO	)
MANAGEMENT LLC (MANAGEMENT	)
SERIES), BLACKSTONE / GSO DEBT	)
FUNDS EUROPE LIMITED, BLACKSTONE /	)
GSO DEBT FUNDS MANAGEMENT	)
EUROPE LIMITED, BLACKSTONE / GSO	)
DEBT FUNDS MANAGEMENT EUROPE II	)
LIMITED, BLACKSTONE ISF ADVISORS	)
LP, G QCM SCSP, GSO BARRE DES ECRINS	)
FUND I SCSP, GSO BARRE DES ECRINS	)
FUND II SCSP, GSO BARRE DES ECRINS	)
MASTER FUND SCSP, BLACKSTONE	)
ALTERNATIVE INVESTMENT FUNDS PLC	)
(BLACKSTONE DIVERSIFIED MULTI-)
STRATEGY FUND), BLACKSTONE	)
ALTERNATIVE MULTI-STRATEGY FUND	)
(BLACKSTONE ALTERNATIVE MULTI-)
STRATEGY SUB FUND III LLC), BSOF	)
MASTER FUND II L.P., BSOF MASTER	)
FUND L.P., BSOF PARALLEL MASTER	)
FUND L.P., ALLEGANY PARK CLO, LTD.,	)

BEECHWOOD PARK CLO, LTD.,	)
BIRCHWOOD PARK CLO, LTD.,	)
BLACKSTONE / GSO EUROPEAN SENIOR	)
LOAN FUND, BLACKSTONE / GSO	)
GLOBAL DYNAMIC CREDIT MASTER	)
FUND, BLACKSTONE / GSO SECURED	)
TRUST LTD, BLACKSTONE ADVISORY	)
PARTNER L.P., BLACKSTONE HOLDINGS I	)
L.P., BLACKSTONE HOLDINGS II L.P.,	)
BLACKSTONE HOLDINGS III L.P.,	)
BLACKSTONE HOLDINGS IV L.P.,	)
BLACKSTONE HOLDINGS FINANCE CO,	)
L.L.C., BLACKSTONE / GSO US LOAN	)
MASTER FUND, BLACKSTONE	)
DIVERSIFIED ALTERNATIVES ASSET	)
HOLDCO L.L.C., BLACKSTONE	)
HARRINGTON PARTNERS L.P.,	)
BLACKSTONE TREASURY SOLUTIONS	)
MASTER FUND L.P., BOWMAN PARK CLO,	)
LTD., BRISTOL PARK CLO, LTD.,	)
BUCKHORN PARK CLO, LTD., BURNHAM	)
PARK CLO, LTD., BUTTERMILK PARK	)
CLO, LTD., CASTLE PARK CLO	)
DESIGNATED ACTIVITY COMPANY,	)
CATSKILL PARK CLO, LTD., CHENANGO	)
PARK CLO, LTD., CIRRUS FUNDING 2018-1,	)
LTD., CLARINDA PARK CLO DESIGNATED	)
ACTIVITY COMPANY, CLONTARF PARK	)
CLO DESIGNATED ACTIVITY COMPANY,	)
COLE PARK CLO LIMITED, COOK PARK	)
CLO, LTD., CROSTHWAITE PARK CLO	)
DESIGNATED ACTIVITY COMPANY,	)
CUMBERLAND PARK CLO, LTD., DARTRY	)
PARK CLO DESIGNATED ACTIVITY	)
COMPANY, DEWOLF PARK CLO, LTD.,	)
DIAMOND CLO 2018-1 LTD., DIAMOND	)
CLO 2019-1 LTD., DORCHESTER PARK	)
CLO DESIGNATED ACTIVITY COMPANY,	)
DUNEDIN PARK CLO DESIGNATED	)
ACTIVITY COMPANY, ELM PARK CLO	)
DESIGNATED ACTIVITY COMPANY,	)
EMERALD DIRECT LENDING 1 LIMITED	)
PARTNERSHIP, EMERALD DIRECT	)
LENDING 2 LIMITED PARTNERSHIP,	)
EMERSON PARK CLO, LTD., FILLMORE	)
PARK CLO, LTD., GILBERT PARK CLO,	)

LTD., GN LOAN FUND LP, GREENWOOD	)
PARK CLO, LTD., GRIFFITH PARK CLO	)
DESIGNATED ACTIVITY COMPANY,	)
GRIPPEN PARK CLO, LTD., GSO /	)
BLACKSTONE SENIOR FLOATING RATE	)
OPPORTUNITY FUND LP, GSO AIGUILLE	)
DES GRANDS MONTETS FUND I LP, GSO	)
AIGUILLE DES GRANDS MONTETS FUND	)
II LP, GSO AIGUILLE DES GRANDS	)
MONTETS FUND III LP, GSO CAPITAL	)
OPPORTUNITIES FUND III LP, GSO	)
CAPITAL OPPORTUNITIES FUND IV LP,	)
GSO CAPITAL SOLUTIONS FUND II LP,	)
GSO CAPITAL SOLUTIONS FUND III LP,	)
GSO CHURCHILL PARTNERS II LP, GSO	)
CHURCHILL PARTNERS LP, GSO COF III	)
CO-INVESTMENT FUND LP, GSO CO-)
INVESTMENT FUND-D L.P., GSO CREDIT	)
ALPHA DIVERSIFIED ALTERNATIVES LP,	)
GSO CREDIT ALPHA FUND II LP, GSO	)
CREDIT ALPHA FUND LP, GSO CREDIT-A	)
PARTNERS LP, GSO DIAMOND	)
PORTFOLIO FUND LP, GSO DIRECT	)
LENDING FUND-D LP, GSO ENERGY	)
LENDING FUD-A ONSHORE LP, GSO	)
ENERGY LENDING FUND-A OVERSEAS LP,	)
GSO ENERGY PARTNERS-A LP, GSO	)
ENERGY PARTNERS-B LP, GSO ENERGY	)
PARTNERS-C II LP, GSO ENERGY	)
PARTNERS-C LP, GSO ENERGY	)
PARTNERS-D LP, GSO ENERGY	)
PARTNERS-E LP, GSO ENERGY SELECT	)
OPPORTUNITIES FUND II LP, GSO	)
ENERGY SELECT OPPORTUNITIES FUND	)
LP, GSO EUROPEAN SENIOR DEBT FUND	)
II LP, GSO EUROPEAN SENIOR DEBT	)
FUND LP, GSO EUROPEAN SENIOR DEBT	)
FUND II LEVERED EEA SCSP, GSO	)
EUROPEAN SENIOR DEBT FUND II EEA	)
SCSP, GSO HARRINGTON CREDIT ALPHA	)
FUND L.P., GSO JASMINE PARTNERS LP,	)
GSO ORCHID FUND LP, GSO PALMETTO	)
OPPORTUNISTIC INVESTMENT	)
PARTNERS LP, GSO PALMETTO	)
STRATEGIC PARTNERSHIP, L.P., GSO RP	)
HOLDINGS L.P., GSO SJ PARTNERS LP,	)

GSO SPECIAL SITUATIONS MASTER FUND	)
LP, HARBOR PARK CLO, LTD., HARRIMAN	)
PARK CLO, LTD., HOLLAND PARK CLO	)
DESIGNATED ACTIVITY COMPANY, JAY	)
PARK CLO, LTD., MARLAY PARK CLO	)
DESIGNATED ACTIVITY COMPANY,	)
MILLTOWN PARK CLO DESIGNATED	)
ACTIVITY COMPANY, MYERS PARK CLO,	)
LTD., NIAGARA PARK CLO, LTD.,	)
ORWELL PARK CLO DESIGNATED
ACTIVITY COMPANY, PALMERSTON
PARK CLO DESIGNATED ACTIVITY
COMPANY, PHOENIX PARK CLO
DESIGNATED ACTIVITY COMPANY,
RICHMOND PARK CLO DESIGNATED
ACTIVITY COMPANY, SEAPOINT PARK
CLO DESIGNATED ACTIVITY COMPANY,
SENECA PARK CLO, LTD., SORRENTO
PARK CLO DESIGNATED ACTIVITY
COMPANY, SOUTHWICK PARK CLO, LTD.,
STRATUS CLO 2020-1, LTD., STEWART
PARK CLO, LTD., SUTTON PARK CLO
DESIGNATED ACTIVITY COMPANY,
TACONIC PARK CLO, LTD., THACHER
PARK CLO, LTD., THAYER PARK CLO,
LTD., TREMAN PARK CLO, LTD., TRYON
PARK CLO, LTD., TYMON PARK CLO
DESIGNATED ACTIVITY COMPANY,
VESEY PARK CLO DAC, WEBSTER PARK
CLO, LTD., WESTCOTT PARK CLO, LTD.,
WILLOW PARK CLO DESIGNATED
ACTIVITY COMPANY

345 Park Avenue
New York, New York 10154
(212) 583-5000

File No. 812-
Investment Company Act of 1940

I.	Summary of Application

Blackstone / GSO Secured Lending Fund and its related entities identified below hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the Commission under the 1940 Act.1

The Order would supersede an exemptive order issued by the Commission on July 31, 2018 (the “Prior Order”)2 that was granted pursuant to Sections 57(a)(4) and 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

The applicants seeking relief are:

•	Blackstone / GSO Floating Rate Enhanced Income Fund (“BGFLX”);

•	Blackstone / GSO Long-Short Credit Income Fund (“BGX”);

•	Blackstone / GSO Senior Floating Rate Term Fund (“BSL”);

•	Blackstone / GSO Strategic Credit Fund (“BGB”);

•	Blackstone / GSO Secured Lending Fund (“BGSL,” and together with BGFLX, BGX, BSL, BGB, the “GSO Regulated Funds”);

•	GSO / Blackstone Debt Funds Management LLC (“GDFM”), the investment adviser to BGFLX, BGX, BSL and BGB;

•	GSO Asset Management LLC (“GAM”), the investment adviser to BGSL;

•	The investment advisers operating in Blackstone’s3 credit-focused group (“GSO”), set forth in Schedule A hereto (together with GDFM and GAM, the “GSO Advisers”);

[1]	Unless otherwise indicated, all section and rule references herein are to sections of, and rules under, the 1940 Act.
[2]	Blackstone / GSO Floating Rate Enhanced Income Fund, et al., (File No. 812-14835) Release No. IC- 33186 (order) (July 31, 2018), Release No. IC-33149 (notice) (July 6, 2018).
[3]	The term “Blackstone” means The Blackstone Group L.P.

•

The vehicles/entities set forth in Schedule A hereto, each of which is an entity (i) whose primary investment adviser or sub-adviser is an Adviser[4] (ii) that either (A) would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the 1940 Act or (B) relies on the Rule 3a-7 exemption from investment company status (each, together with each such entity’s direct and indirect wholly-owned subsidiaries, an “Existing Affiliated Fund,” and collectively, the “Existing Affiliated Funds”).

The Regulated Funds,5 the Advisers, the Affiliated Proprietary Accounts6 and the Existing Affiliated Funds may be referred to herein as the “Applicants.”

The relief requested in this application (the “Application”) would, subject to the terms and conditions set forth below in this Application (the “Conditions”), permit a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Investors7 to participate in

[4]

The term “Adviser” means the GSO Advisers and any future investment adviser that (i) controls, is controlled by or is under common control with a GSO Adviser (ii) is registered as an investment adviser under the Advisers Act, is an exempt reporting adviser or is a foreign private adviser, and (iii) that intends to participate in the Co-Investment Program (as defined below). The term Adviser does not include any Primary Advisers. The term “Primary Adviser” means any existing or future investment adviser that (i) controls, is controlled by or is under common control with an Adviser, (ii) is registered as an investment adviser under the Advisers Act, is an exempt reporting adviser or is a foreign private adviser and (iii) is not an Adviser under the requested Order. For the avoidance of doubt, Primary Adviser will not be treated as an Adviser under the requested Order, but will be subject to Conditions 2(c)(iv) and 15 only. No Primary Adviser will rely on the requested Order with respect to any investment vehicles it manages other than to the extent those vehicles are sub-advised by an Adviser. No Primary Adviser will be the source of any Potential Co-Investment Transactions under the requested Order.

[5]

The term “Regulated Funds” means (i) the GSO Regulated Funds and (ii) any Future Regulated Fund (as defined below). “Future Regulated Fund” means any future closed-end management investment company or future open-end management investment company or future series of an open-end management investment company (i) that has elected to be regulated as a BDC (as defined below) or is registered under the 1940 Act, (ii)(A) whose investment adviser is an Adviser or (B) whose investment adviser is a Primary Adviser and whose sub-adviser is an Adviser, and (iii) who intends to participate in the Co-Investment Program (as defined below). The term “BDC’ means business development company as defined under Section 2(a)(48) the 1940 Act.

[6]

The term “Affiliated Proprietary Account” means any account of an Adviser or its affiliates or any company that is an indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates, which, from time to time, may hold various financial assets in a principal capacity. For the avoidance of doubt, neither the Regulated Funds, the Existing Affiliated Funds nor any Future Affiliated Fund shall be deemed to be Affiliated Proprietary Accounts for purposes of this Application.

[7]

The term “Affiliated Investor” means (i) the Existing Affiliated Funds, (ii) any Affiliated Proprietary Account and (iii) any Future Affiliated Fund. “Future Affiliated Fund” means an entity (i)(A) whose investment adviser is an Adviser or (B) whose investment adviser is a Primary Adviser and whose sub-adviser is an Adviser, (ii) that either (A) would be an investment company but for an exemption in Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the 1940 Act or (B) relies on the Rule 3a-7 exemption from investment company status, and (iii) that intends to participate in the Co-Investment Program. Affiliated Investors may include funds that may engage in customary transactions with another Affiliated Investor on a secondary basis at fair market value. For purposes of the Order, any securities that were acquired by an Affiliated Investor in a Co-Investment Transaction that are then transferred to another Affiliated Investor (an “Acquiring Affiliated Investor”) will be treated as if the Acquiring Affiliated Investor acquired such securities in a Co-Investment Transaction and such securities will remain subject to the Order.

the same investment opportunities through a proposed co-investment program where such participation would otherwise be prohibited under Sections 17(d) and 57(a)(4) and the rules under the 1940 Act (the “Co-Investment Program”). For purposes of this Application, a “Co-Investment Transaction” shall mean any transaction in which one or more Regulated Funds (or one or more Wholly Owned Investment Subsidiaries) participates together with one or more other Regulated Funds (or one or more wholly owned subsidiaries thereof) and/or one or more Affiliated Investors in reliance on the requested Order, and a “Potential Co-Investment Transaction” means any investment opportunity in which the Regulated Funds (or its Wholly Owned Investment Subsidiary) could not participate together with one or more Affiliated Investors and/or one or more other Regulated Funds without obtaining and relying on the Order.8 Funds that are advised or sub-advised by affiliates of Blackstone other than an Adviser or Primary Adviser will not participate in the Co-Investment Program.

A Regulated Fund may, from time to time, form one or more Wholly Owned Investment Subsidiaries. A Wholly Owned Investment Subsidiary would be prohibited from investing in a Co-Investment Transaction with another Regulated Fund or any Affiliated Investor because it would be a company controlled by the applicable Regulated Fund for purposes of Sections 17(d) and 57(a)(4) and Rule 17d-1. Applicants request that a Wholly Owned Investment Subsidiary be permitted to participate in Co-Investment Transactions in lieu of the applicable Regulated Fund, and that such Wholly Owned Investment Subsidiary’s participation in any such transaction be treated, for purposes of the requested order, as though the Regulated Fund were participating directly. Applicants represent that this treatment is justified because a Wholly Owned Investment

[8]

The term “Wholly-Owned Investment Subsidiary” means an entity (i) whose sole business purpose is to hold one or more investments on behalf of a Regulated Fund (and, in the case of an SBIC Subsidiary (as defined below), maintain a license under the SBA Act (as defined below) and issue debentures guaranteed by the SBA (as defined below)); (ii) that is wholly-owned by a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, 100% of the voting and economic interests); (iii) with respect to which the Board of the Regulated Fund has the sole authority to make all determinations with respect to the Wholly-Owned Investment Subsidiary’s participation under the Conditions to this Application; and (iv) that is an entity that would be an investment company but for an exemption in Section 3(c) (1) or 3(c)(7) of the 1940 Act. The term “SBIC Subsidiary” means a Wholly-Owned Investment Subsidiary that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended, (the “SBA Act”) as a small business investment company (a “SBIC”).

Subsidiary would have no purpose other than serving as a holding vehicle for the Regulated Fund’s investments and, therefore, no conflicts of interest could arise between such Regulated Fund and its respective Wholly Owned Investment Subsidiaries. The Board9 of the Regulated Fund would make all relevant determinations under the Conditions with regard to a Wholly Owned Investment Subsidiary’s participation in a Co-Investment Transaction, and the Board would be informed of, and take into consideration, any proposed use of a Wholly Owned Investment Subsidiary in the place of the Regulated Fund. If a Regulated Fund proposes to participate in the same Co-Investment Transaction with any of its Wholly Owned Investment Subsidiaries, its Board will also be informed of, and take into consideration, the relative participation of the Regulated Fund and the Wholly Owned Investment Subsidiary.

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the Conditions of this Application.

II.	Applicants

A.	Blackstone / GSO Floating Rate Enhanced Income Fund

BGFLX is a Delaware statutory trust formed on June 20, 2017, and is structured as an externally managed, non-diversified, closed-end management investment company. BGFLX has elected to be treated, and intends to qualify each taxable year, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986 (the “Code”), and intends to continue to make such election in the future. BGFLX’s principal place of business is 345 Park Avenue New York, New York 10154. As of April 30, 2020, BGFLX has net assets of approximately $479 million.

BGFLX’s Objectives and Strategies10 are to provide current income, with a secondary objective of capital appreciation. BGFLX seeks to achieve its investment objectives by investing at least 80% of its managed assets in floating rate instruments under normal market conditions. BGFLX’s portfolio of floating rate instruments primarily consists of floating rate loans.

BGFLX’s business and affairs are managed under the direction of its Board, which supervises the conduct of BGFLX’s affairs and GDFM’s overall management of BGFLX. BGFLX’s Board consists of five members, four of whom are not “interested persons” of BGFLX as defined in Section 2(a)(19) of the 1940 Act (“Non-Interested Trustees”).11 BGFLX’s Board has delegated daily management and investment authority to GDFM pursuant to an Investment Advisory Agreement.12 ALPS Fund Services, Inc. (“ALPS”) provides certain administrative, accounting and investor services necessary for BGFLX to function, as set forth in BGFLX’s prospectus.

[9]	The term “Board” means the board of trustees (or equivalent) of a Regulated Fund.
[10]

The term “Objectives and Strategies” means a Regulated Fund’s investment objectives and strategies, as described in the filings made with the Commission by the Regulated Fund under the Securities Exchange Act of 1934, as amended, the 1933 Act and the 1940 Act, and the Regulated Fund’s reports to shareholders.

[11]	Currently, the trustees of the BGFREI, BGX, BSL and BGB Boards are:

Daniel H. Smith, Jr.

Edward H. D’Alelio (Non-Interested Trustee)

Michael Holland (Non-Interested Trustee)

Thomas W. Jasper (Non-Interested Trustee)

Gary S. Schpero (Non-Interested Trustee)

[12]

The term “Investment Advisory Agreement” means, as applicable, (i) the investment advisory agreement by and between GDFM and BGFREI, (ii) the investment advisory agreement by and between GDFM and BGX, (iii) the investment advisory agreement by and between GDFM and BSL, (iv) the investment advisory agreement by and between GDFM and BGB, (v) the investment advisory agreement by and between GAM and BGSL and (vi) any investment advisory agreement to be entered into by an Adviser and a Regulated Fund.

B.	Blackstone / GSO Long-Short Credit Income Fund

BGX is a Delaware statutory trust formed on October 22, 2010, and is structured as an externally managed, diversified, closed-end management investment company. BGX has elected to be treated, and intends to qualify each taxable year, as a RIC under Subchapter M of the Code, and intends to continue to make such election in the future. BGX’s principal place of business is 345 Park Avenue New York, New York 10154. As of June 11, 2020, BGX has net assets of approximately $175 million.

BGX’s Objectives and Strategies are to provide current income, with a secondary objective of capital appreciation. BGX seeks to achieve its investment objectives by employing a dynamic long-short strategy in a diversified portfolio of loans and fixed-income instruments of predominantly U.S. corporate issuers, including first- and second-lien secured loans and high-yield corporate debt securities of varying maturities. BGX’s long positions in loans and fixed-income instruments will typically be rated below investment grade at the time of purchase. BGX’s long positions, either directly or through the use of derivatives, are not limited. BGX’s short positions, either directly or through the use of derivatives, may total up to 30% of such Fund’s net assets.

BGX’s business and affairs are managed under the direction of its Board, which supervises the conduct of BGX’s affairs and GDFM’s overall management of BGX. BGX’s Board consists of five members, four of whom are Non-Interested Trustees. BGX’s Board has delegated daily management and investment authority to GDFM pursuant to an Investment Advisory Agreement. ALPS provides certain administrative, accounting and investor services necessary for BGX to function, as set forth in BGX’s prospectus.

C.	Blackstone / GSO Senior Floating Rate Term Fund

BSL is a Delaware statutory trust formed on March 4, 2010, and is structured as an externally managed, diversified, closed-end management investment company. BSL has elected to be treated, and intends to qualify each taxable year, as a RIC under Subchapter M of the Code, and intends to continue to make such election in the future. BSL’s principal place of business is 345 Park Avenue New York, New York 10154. As of June 11, 2020, BSL has net assets of approximately $216 million.

BSL’s Objectives and Strategies are to seek high current income, with a secondary objective to seek preservation of capital, consistent with its primary goal of high current income. Under normal market conditions, at least 80% of BSL’s assets will be invested in senior secured, floating rate loans.

BSL’s business and affairs are managed under the direction of its Board, which supervises the conduct of BSL’s affairs and GDFM’s overall management of BSL. BSL’s Board consists of five members, four of whom are Non-Interested Trustees. BSL’s Board has delegated daily management and investment authority to GDFM pursuant to an Investment Advisory Agreement. ALPS provides certain administrative, accounting and investor services necessary for BSL to function, as set forth in BSL’s prospectus.

D.	Blackstone / GSO Strategic Credit Fund

BGB is a Delaware statutory trust formed on March 28, 2012, and is structured as an externally managed, diversified, closed-end management investment company. BGB has elected to be treated, and intends to qualify each taxable year, as a RIC under Subchapter M of the Code, and intends to continue to make such election in the future. BGB’s principal place of business is 345 Park Avenue New York, New York 10154. As of June 11, 2020, BGB has net assets of approximately $588 million.

BGB’s Objectives and Strategies are to seek high current income, with a secondary objective to seek preservation of capital, consistent with its primary goal of high current income. The Fund will seek to achieve its investment objectives by investing primarily in a diversified portfolio of loans and other fixed income instruments of predominantly U.S. corporate issuers, including first- and second-lien secured loans and high yield corporate bonds of varying maturities. Under normal market conditions, at least 80% of BGB’s assets will be invested in credit investments comprised of corporate fixed income instruments and other investments (including derivatives) with similar economic characteristics.

BGB’s business and affairs are managed under the direction of its Board, which supervises the conduct of BGB’s affairs and GDFM’s overall management of BGB. BGB’s Board consists of five members, four of whom are Non-Interested Trustees. BGB’s Board has delegated daily management and investment authority to GDFM pursuant to an Investment Advisory Agreement. ALPS provides certain administrative, accounting and investor services necessary for BGB to function, as set forth in BGB’s prospectus.

E.	Blackstone / GSO Secured Lending Fund

BGSL is a Delaware statutory trust formed on March 26, 2018, that has elected to be regulated as a BDC. BGSL has elected to be treated, and intends to qualify each taxable year, as RIC under Subchapter M of the Code, and intends to continue to make such election in the future. BGSL’s principal place of business is 345 Park Avenue New York, New York 10154. As of March 31, 2020, BGSL has net assets of approximately $1.7 billion.

BGSL’s Objectives and Strategies are to generate current income and, to a lesser extent, long-term capital appreciation. BGSL intends to pursue its investment objective by investing at least 80% of its total assets in secured debt investments, including investments that are secured by equity interest.

BGSL’s business and affairs are managed under the direction of its Board, which supervises the conduct of BGSL’s affairs and GAM’s overall management of BGSL. BGSL’s Board consists of seven members, four of whom are Non-Interested Trustees.13 BGSL’s Board intends to delegate daily management and investment authority to GAM pursuant to an Investment Advisory Agreement. GSO Capital Partners LP provides certain administrative, accounting and investor services necessary for BGSL to function, as set forth in BGSL’s prospectus.

F.	The Advisers

Each of the Advisers is a subsidiary of Blackstone. Blackstone is a leading global alternative asset manager, with total assets under management of $571.1 billion as of December 31, 2019. Blackstone’s alternative asset management businesses include investment vehicles focused on private equity, real estate, hedge fund solutions, non-investment grade credit, secondary private equity funds of funds and multi-asset class strategies. Blackstone’s four business segments are (1) private equity, (2) real estate, (3) hedge fund solutions and (4) credit (includes the GSO Advisers, the GSO Regulated Funds and the Existing Affiliated Funds).

1.	The GSO Advisers

All of the GSO Advisers are controlled by or under common control with GSO Capital Partners LP, and/or are relying advisers of GSO Capital Partners LP, are exempt reporting advisers, or are foreign private advisers. Advisers may not be registered as investment advisers with the Commission because they are either exempt reporting advisers or foreign private advisers. However, as discussed below, all of the Applicants’ investment activities are overseen by a unified global compliance program that has access to and transparency into the activities of all of the Advisers from within the U.S., regardless of their regulatory status under the Advisers Act. Furthermore, the global processes and compliance program would ensure that the Commission has transparency into the Co-Investment Program and the Advisers involved with the Co-Investment Program through its access to the Advisers that are registered investment advisers with the Commission.

[13]	Currently, the trustees of the BGSL board are:

Bennett Goodman

Daniel H. Smith, Jr.

Brad Marshall

Robert Bass (Non-Interested Trustee)

Tracy Collins (Non-Interested Trustee)

Robert Harteveldt (Non-Interested Trustee)

Thomas Joyce (Non-Interested Trustee)

Each of the GSO Advisers operate within Blackstone’s credit group. Employees of the GSO Advisers routinely disseminate information about potential investment opportunities among other employees of the GSO Advisers. Other than to satisfy compliance obligations, information regarding Potential Co-Investment Transactions will not be shared between GSO Advisers’ employees and employees in other Blackstone business groups, except in unusual circumstances, as the Blackstone business groups each generally target different investment strategies or asset classes and there are information barrier policies in place between the groups. Each GSO Adviser is under common control with GDFM and GAM, the Adviser to each of the GSO Regulated Funds, and collectively they conduct a single advisory business for purposes of the requested Order.

(a)	GSO / Blackstone Debt Funds Management LLC

GDFM, a Delaware limited liability company that is registered as an investment adviser under the Advisers Act, serves or will serve as the investment adviser to BGFLX, BGX, BSL and BGB pursuant to the applicable Investment Advisory Agreement. Subject to the overall supervision of their respective Boards, GDFM will manage the day-to-day operations of, and provide investment advisory and management services to, each of BGFLX, BGX, BSL and BGB. Under the terms of each Investment Advisory Agreement, GDFM will: (i) determine the composition of the investment portfolio of the applicable Regulated Fund, the nature and timing of the changes to such portfolio and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of investments (including performing due diligence on prospective portfolio companies); (iii) close and monitor investments; and (iv) determine the securities and other assets to be purchased, retained or sold. GDFM’s services under each Investment Advisory Agreement will not be exclusive, and it is free to furnish similar services to other entities.

(b)	GSO Asset Management LLC

GAM, a Delaware limited liability company that is registered as an investment adviser under the Advisers Act, serves as the investment adviser to BGSL pursuant to an Investment Advisory Agreement. Subject to the overall supervision of BGSL’s Board, GAM manages the day-to-day operations of, and provides investment advisory and management services to, BGSL. Under the terms of the Investment Advisory Agreement, GAM will: (i) determine the composition of the investment portfolio of the applicable Regulated Fund, the nature and timing of the changes to such portfolio and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of investments (including performing due diligence on prospective portfolio companies); (iii) close and monitor investments; and (iv) determine the securities and other assets to be purchased, retained or sold. GAM’s services under its Investment Advisory Agreement will not be exclusive, and it is free to furnish similar services to other entities.

(c)	GSO Capital Partners LP

GSO Capital Partners LP, a Delaware limited partnership that is registered as an investment adviser under the Advisers Act, is the Adviser to certain Existing Affiliated Funds. GSO Capital Partners LP provides investment advisory services to debt-focused private investment funds and closed-end funds.

(d)	GSO Capital Advisors LLC

GSO Capital Advisors LLC, a Delaware limited liability company that is registered as an investment adviser under the Advisers Act, is the Adviser to certain Existing Affiliated Funds. It provides investment advisory services to debt-focused private investment funds and closed-end funds.

(e)	GSO Capital Advisors II LLC

GSO Capital Advisors II LLC, a Delaware limited liability company that is a relying adviser of GSO Capital Advisors LLC under the Advisers Act, is the Adviser to certain Existing Affiliated Funds. It provides investment advisory services to a number of debt-focused separately managed accounts.

(f)	Blackstone ISF Advisors L.P.

Blackstone ISF Advisors L.P., a Delaware limited partnership that is registered as an investment adviser under the Advisers Act, is the Adviser to certain Existing Affiliated Funds. Blackstone ISF Advisors L.P. provides investment advisory services to a number of debt-focused separately managed accounts.

(g)	Blackstone Mezzanine Advisors L.P.

Blackstone Mezzanine Advisors L.P., a Delaware limited partnership that is registered as an investment adviser under the Advisers Act, is the Adviser to certain Existing Affiliated Funds. It provides investment advisory services to private investment funds specializing in mezzanine financing.

(h)	Blackstone / GSO CLO Management LLC (Management Series)

Blackstone / GSO CLO Management LLC (Management Series), a series of a Delaware series limited liability company that is a relying adviser of GSO / Blackstone Debt Funds Management LLC under the Advisers Act, is the Adviser to certain Existing Affiliated Funds. It provides investment advisory services to a number of debt-focused private investment funds.

(i)	Blackstone / GSO Debt Funds Europe Limited

Blackstone / GSO Debt Funds Europe Limited, a private company formed under the laws of Jersey that is a relying adviser of GDFM under the Advisers Act, is the Adviser to certain Existing Affiliated Funds. It provides investment advisory services to a number of debt-focused private investment funds.

(j)	Blackstone / GSO Debt Funds Management Europe Limited

Blackstone / GSO Debt Funds Management Europe Limited, a private company formed under the laws of Ireland that is a relying adviser of GDFM under the Advisers Act, is the Adviser to certain Existing Affiliated Funds. It provides investment advisory services to a number of debt-focused private investment funds and separately managed accounts.

(k)	Blackstone / GSO Debt Funds Management Europe II Limited

Blackstone / GSO Debt Funds Management Europe II Limited, a private company formed under the laws of Ireland that is a relying adviser of GDFM under the Advisers Act, is the Adviser to certain Existing Affiliated Funds. It provides investment advisory services to a number of debt-focused private investment funds.

III.	Request for Order

The Applicants request the Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act, to permit, subject to the Conditions set forth below in this Application, one or more Regulated Funds to be able to participate in Co-Investment Transactions with one or more other Regulated Funds and/or one or more Affiliated Investors.

Similar to the precedent referenced in Section E of this Application, the Regulated Funds and the Affiliated Investors seek relief to invest in Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and the Rule 17d-1 under the 1940 Act. This Application seeks relief in order to (i) enable the Regulated Funds and the Affiliated Investors to avoid the practical difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future, and (ii) enable the Regulated Funds and the Affiliated Investors to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

A.	Co-Investment in Portfolio Companies by the Regulated Funds and the Affiliated Investors

1.	Mechanics of the Co-Investment Program

When considering Potential Co-Investment Transactions for any Regulated Fund, an Adviser will consider only the Objectives and Strategies, Board-Established Criteria,14 investment policies, investment positions, capital available for investment, and other pertinent factors applicable to that Regulated Fund. The participation of a Regulated Fund in a Potential Co-Investment Transaction may only be approved by a Required Majority, as defined in Section 57(o) (a “Required Majority”), of the trustees of the Board eligible to vote on that Co-Investment Transaction under Section 57(o) (the “Eligible Trustees”).15 When selecting investments for the Affiliated Investors, an Adviser will select investments separately for each Affiliated Investor, considering, in each case, only the investment objective, investment policies, investment position, capital available for investment, and other pertinent factors applicable to that particular Affiliated Investor. The Objectives and Strategies of each Regulated Fund managed by an Adviser and the investment objectives and strategies of the Affiliated Investors advised by such Adviser may be similar or overlap, and an Adviser anticipates that what is an appropriate investment for one or more Regulated Funds will normally also be an appropriate investment for one or more Affiliated Investors that have similar investment objectives and strategies. Therefore, to the extent a Potential Co-Investment Transaction falls within any Board-Established Criteria of a Regulated Fund and the investment objectives and strategies of one or more Regulated Funds and Affiliated Investors managed by the same Adviser, each Regulated Fund generally intends to co-invest with the Affiliated Investors, with certain exceptions based on factors such as available capital, investment size or diversification.16

The GSO Advisers operate as a self-contained advisory business within Blackstone’s credit group. The GSO Advisers are each either separately registered as investment advisers with the Commission, are relying advisers that rely on the registration of another GSO Adviser, are exempt reporting advisers, or are foreign private advisers. No GSO Adviser is a relying adviser of any Blackstone-affiliated investment adviser from outside of the self-contained group. The GSO Advisers provide investment management services to distinct set of Regulated Funds and Affiliated Investors within its respective Blackstone business group. The majority of the GSO

[14]

The term “Board-Established Criteria” means criteria that the Board of the applicable Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which an Adviser to the Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s then-current Objectives and Strategies. If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum earnings before interest, taxes, depreciation, and amortization of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve discretionary assessment. The Adviser to the Regulated Fund may from time to time recommend criteria for the applicable Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Non-Interested Trustees. The Non-Interested Trustees of a Regulated Fund may at any time rescind, suspend or qualify its approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

[15]	The defined terms Eligible Trustees and Required Majority apply as if each Regulated Fund were a BDC subject to Section 57(o) of the Act.
[16]	A Regulated Fund, however, will not be obligated to invest, or co-invest, when investment opportunities are referred to them.

Advisers’ employees work on matters for Close Affiliates17 and information about potential investment opportunities is routinely disseminated among such Adviser’s employees. Other than to satisfy compliance obligations, information regarding Potential Co-Investment Transactions will not be shared with Remote Affiliates,18 which would include other investment advisers that operate in other Blackstone business groups, except in unusual circumstances, as the Blackstone business groups each generally target different investment strategies or asset classes and there are information barrier policies in place between the Blackstone business groups. Within the GSO Advisers, the personnel overlap and coordination among portfolio management teams ensures that all relevant investment opportunities will be brought to the attention of each Regulated Fund managed by the respective Adviser. The GSO Advisers will receive all information regarding all investment opportunities that fall within the then-current Objectives and Strategies and Board-Established Criteria of each Regulated Fund managed by the respective Adviser, regardless of whether the Adviser serves as the primary investment adviser or sub-adviser to the Regulated Fund.

Each Regulated Fund or Affiliated Investor that is sub-advised by an Adviser will participate in the Co-Investment Program of its sub-adviser. The sub-adviser will be the Adviser for purposes of the Conditions. No Primary Adviser will be the source of any Potential Co-Investment Transactions under the requested Order. Potential Co-Investment Transactions will not be shared outside of the Co-Investment Program.

Applicants believe that the use of Board-Established Criteria for each of the Regulated Funds is appropriate based on the size and scope of each Adviser’s advisory business. Each Adviser considers a large number of investment opportunities, many of which would not be appropriate for one or more Regulated Funds. By using the Board-Established Criteria for a Regulated Fund, an Adviser will be able to limit the Potential Co-Investment Opportunities it considers for the Regulated Fund to objective, verifiable, and testable criteria established by the Regulated Fund’s Board. In addition to the other protections offered by the Conditions to the Application, using Board-Established Criteria in the allocation of Potential Co-Investment Transactions will further reduce the risk of subjectivity in the Adviser’s determination of whether an investment opportunity is appropriate for a Regulated Fund. In connection with the Board’s annual review of the continued appropriateness of any Board-Established Criteria under Condition 9, the Regulated Fund’s Adviser will provide information regarding any Co-Investment Transaction (including, but not limited to, Follow-On Investments19 effected by the Regulated Fund that did not fit within the then-current Board-Established Criteria.

[17]

The term “Close Affiliate” means the Advisers, the Regulated Funds, the Affiliated Investors and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

[18]

The term “Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

[19]

“Follow-On Investment” means any additional investment in an existing portfolio company whose securities were acquired in a Co-Investment Transaction, including the exercise of warrants, conversion privileges or other similar rights to acquire additional securities of the portfolio company.

Under the Co-Investment Program, pursuant to written policies and procedures adopted by each Adviser (each, an “Allocation Policy”), each Potential Co-Investment Transaction would be allocated between the participating Regulated Funds and Affiliated Investors pro rata based on the relative capital available for investment of the participants. The amount of each Regulated Fund’s capital available for investment (“Available Capital”) will be determined based on the amount of cash on hand, liquidity considerations, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix, risk-return and target-return profile, tax implications, regulatory or contractual restrictions or consequences, and other investment policies and restrictions set from time to time by the Board of the applicable Regulated Fund or imposed by applicable laws, rules, regulations or interpretations. Likewise, an Affiliated Investor’s Available Capital is determined based on the amount of cash on hand, liquidity considerations, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix, risk-return and target-return profile, tax implications, regulatory or contractual restrictions or consequences, and other investment policies and restrictions set by the Affiliate Fund’s trustees, general partners or adviser or imposed by applicable laws, rules, regulations or interpretations. With respect to participation in a Potential Co-Investment Transaction by a Regulated Fund, the applicable Adviser will present each Potential Co-Investment Transaction and the proposed allocation of each investment opportunity to the Eligible Trustees. The Required Majority of a Regulated Fund will approve each Co-Investment Transaction prior to any investment by the Regulated Fund. The information provided to the Eligible Trustees about a Potential Co-Investment Transaction will include information about the Available Capital of such Regulated Fund and the other participating Regulated Funds and/or Affiliated Investors to assist the Eligible Trustees with their review of the investments by such Regulated Fund for compliance with the Allocation Policy. Additionally each Adviser will regularly review with each Board the Allocation Policy and how the Allocation Policy has been applied in the context of the investments by each Regulated Fund. No Eligible Trustee will have a direct or indirect financial interest in any Co-Investment Transaction, other than through any interest such Eligible Trustee may have in securities of a Regulated Fund. All subsequent activity (i.e., exits or Follow-On Investments) in a Co-Investment Transaction will be made pursuant to the Conditions contained in this Application. The Co-Investment Program requires that the terms, conditions, price, class of securities, settlement date, and registration rights applicable to a Regulated Fund’s purchase be the same as those applicable to the purchase by the other participating Regulated Funds and Affiliated Investors. However, the settlement date for an Affiliated Investor in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa. Nevertheless, in all cases (i) the date on which the commitment of the Affiliated Investors and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Investor or Regulated Fund participating in the transaction will occur within ten business days of each other.

Additionally, an Affiliated Investor or Regulated Fund that is party to a Co-Investment Transaction will not receive any additional compensation of any kind in connection with a Co-Investment Transaction other than pro rata transaction fees, and non-participating Affiliated Investors or Regulated Funds shall not receive any such compensation. The proposed Conditions will not impact an Adviser’s ability to receive investment advisory fees or profit participation interests, including carried interest, paid by an Affiliated Investor.

From time to time the Regulated Funds and Affiliated Investors may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Investors have previously invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Investors and in accordance with the proposed procedures discussed herein and with the Conditions of the Order.

Follow-On Investments would be divided into two categories depending on whether the Regulated Funds and Affiliated Investors holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Investors have previously participated in a Co-Investment Transaction with respect to the issuer, then such a Follow-On Investment would be referred to as a “Standard Review Follow-On” and such transaction would be governed by Condition 9. If such Regulated Funds and Affiliated Investors have not previously participated in a Co-Investment Transaction with respect to the issuer, then such a Follow-On Investment would be referred to as an “Enhanced Review Follow-On” and such transactions would be governed by Condition 10.

A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 9(c) or, where certain additional requirements are met, without Board approval under Condition 9(b). A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment20 or (ii) a Non-Negotiated Follow-On Investment21 (as defined below).

[20]

The term “Pro Rata Follow-On Investment” means a Follow-On Investment (i) in which the participation of each Affiliated Investor and each Regulated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate, immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Trustees in accordance with Condition 9(c). “Proportionality,” as used in this context, is discussed in greater detail in Footnote 38 below.

[21]

The term “Non-Negotiated Follow-On Investment” means a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Investors and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on SEC guidance under either SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and/or Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000) (together, the “Joint Transaction No-Action Letters”).

Applicants believe that these Pro Rata and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 11.

Additionally, one or more Regulated Funds and/or one or more Affiliated Investors holding Pre-Boarding Investments22 may have the opportunity to make an Enhanced Review Follow-On in such an issuer. The terms of Condition 10 constitute an “onboarding process” whereby Regulated Funds and Affiliated Investors may utilize the Order to participate in Co-Investment Transactions so long as the participants’ investments in the issuer are only Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated Investors need to comply with these requirements only for the first Co-Investment Transaction involving that issuer. Subsequent Co-Investment Transactions with respect to the issuer would be Standard Review Follow-Ons governed by Condition 9.

[22]

The term “Pre-Boarding Investments” means any investment in an issuer that is (i) held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds, (ii) acquired prior to participating in any Co-Investment Transaction, and (iii) acquired (A) in a transaction in which the only term negotiated by or on behalf of such funds was price in reliance on one of the Joint Transaction No-Action Letters; or (B) in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Investor or other Regulated Fund.

Similarly, the Regulated Funds and Affiliated Investors may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Investors and in accordance with the proposed procedures discussed herein and with the Conditions of the Order.

As with Follow-On Transactions, the Order would also divide Dispositions into two categories. If the Regulated Funds and Affiliated Investors holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then such a Disposition would be referred to as a “Standard Review Disposition” and would be governed by Condition 7. If the Regulated Funds and Affiliated Investors have not previously participated in a Co-Investment Transaction with respect to the issuer, then such a Disposition would be referred to as an “Enhanced Review Disposition” and would be subject to the same “onboarding process” discussed above and governed by Condition 8.

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 7(d) or without obtaining the prior approval of the Required Majority, if (i) the Disposition is a Pro Rata Disposition23 or (ii) the securities are Tradable Securities24 and the Disposition meets the other requirements of Condition 7(c)(ii).

[23]

The term “Pro Rata Disposition” means a Disposition (i) in which the participation of each Affiliated Investor and each Regulated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition; and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Trustees. “Proportionality,” as used in this context, is discussed in greater detail in Footnote 36 below.

[24]

The term “Tradable Security” means a security that (i) trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act; (ii) is not subject to restrictive agreements with the issuer or other security holders; and (iii) trades with sufficient volume and liquidity (findings as to which are documented by the Advisers to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

Additionally, Regulated Funds may participate in Enhanced Review Dispositions with respect to Pre-Boarding Investments. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated Investors need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.25 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 7 or 9 under as either a Standard Review Disposition or Standard Review Follow-On.

Finally, under Condition 16, if an Adviser, the Principals, any person controlling, controlled by, or under common control with an Adviser or its principal owners (“Principals”), and the Affiliated Investors (collectively, the “Holders”) own in the aggregate more than 25% of the outstanding voting securities of a Regulated Fund (“Shares”), then the Holders will vote such Shares as directed by an independent third party when voting on (1) the election of trustees, (2) the removal of one or more trustees or (3) all other matters under either the 1940 Act or applicable State law affecting the Board’s composition, size or manner of election.

Applicants believe that this Condition will ensure that the Non-Interested Trustees will act independently in evaluating the Co-Investment Program, because the ability of an Adviser or the Principals to influence the Non-Interested Trustees by a suggestion, explicit or implied, that the Non-Interested Trustees can be removed will be limited significantly. The Non-Interested Trustees shall evaluate and approve any such independent party, taking into account its qualifications, reputation for independence, cost to the shareholders, and other factors they deem relevant.

B.	Sections 17(d), 57(a)(4) and 57(i) of the 1940 Act, and Rule 17d-1 thereunder

Absent an exemption, Section 17(d) of the 1940 Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the 1940 Act), or an affiliated person of such affiliated person, of a registered closed-end investment company acting as principal, from effecting any transaction in which the registered closed-end investment company is a joint or a joint and several participant, in contravention of such rules and regulations as the Commission may

[25]

However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Trustees must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

prescribe for the purpose of limiting or preventing participation by the registered closed-end investment company on a basis different from or less advantageous than that of such other participant. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3) of the 1940 Act) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.26 Similarly, with regard to BDCs, Section 57(a)(4) of the 1940 Act prohibits certain persons specified in Section 57(b) of the 1940 Act from participating in a joint transaction with a BDC or a company controlled by a BDC in contravention of rules as prescribed by the Commission. In particular Section 57(a)(4) of the 1940 Act applies to:

•

Any director, officer, employee, or member of an advisory board of a BDC, or any person (other than the BDC itself) who is an affiliated person of the foregoing pursuant to Section 2(a)(3)(C) of the 1940 Act; or

•

Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC,[27] or any person who is an affiliated person of any of the foregoing within the meaning of Section 2(a)(3)(C) or (D) of the 1940 Act.

[26]

Likewise, Section 57(a)(4) makes it unlawful for any person who is related to a BDC in a manner described in Section 57(b), acting as principal, knowingly to effect any transaction in which the BDC is a joint or a joint and several participant with that person in contravention of rules and regulations as the Commission may prescribe for the purpose of limiting or preventing participation by the BDC on a basis less advantageous than that of the other participant. Although the Commission has not adopted any rules expressly under Section 57(a)(4), Section 57(i) provides that the rules under Section 17(d) applicable to registered closed-end investment companies (e.g., Rule 17d-1) are, in the interim, deemed to apply to transactions subject to Section 57(a). Rule 17d-1, as made applicable to BDCs by Section 57(i), prohibits any person who is related to a BDC in a manner described in Section 57(b), as modified by Rule 57b-1, from acting as principal, from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement or profit-sharing plan in which the BDC (or a company controlled by such BDC) is a participant, unless an application regarding the joint enterprise, arrangement, or profit-sharing plan has been filed with the Commission and has been granted by an order entered prior to the submission of the plan or any modification thereof to security holders for approval, or prior to its adoption or modification if not so submitted.

[27]	Excluded from this category are the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not otherwise be under common control with the BDC.

Section 2(a)(3)(C) of the 1940 Act defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(9) of the 1940 Act defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) of the 1940 Act, a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser controls the fund that it advises, absent compelling evidence to the contrary.28

Rule 17d-1 under the 1940 Act generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3) of the 1940 Act) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) of the 1940 Act and made applicable to BDCs by Section 57(i) of the 1940 Act. Section 57(i) of the 1940 Act provides that, until the Commission prescribes rules under Section 57(a)(4) of the 1940 Act, the Commission’s rules under Section 17(d) of the 1940 Act applicable to registered closed-end investment companies will be deemed to apply. Because the Commission has not adopted any rules under Section 57(a)(4) of the 1940 Act, Rule 17d-1 under the 1940 Act applies.

Applicants seek relief pursuant to Rule 17d-1 under the 1940 Act, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1 under the 1940 Act, the Commission is directed by Rule 17d-1(b) under the 1940 Act to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d) of the 1940 Act, upon which Rule 17d-1 under the 1940 Act is based, and upon which Section 57(a)(4) of the 1940 Act was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.29 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section]

[28]

See, e.g., In re Investment Company Mergers, SEC Rel. No. IC-25259 (Nov. 8, 2001); In re Steadman Security Corp., 46 S.E.C. 896, 920 n.81 (1977) (“[T]he investment adviser almost always controls the fund. Only in the very rare case where the adviser’s role is simply that of advising others who may or may not elect to be guided by his advice...can the adviser realistically be deemed not in control.”).

[29]	See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488, et seq.

17(d) ... is to prevent...injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”30 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17 of the 1940 Act, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”31 Because the Affiliated Proprietary Accounts are controlled by an Adviser or its affiliates and, therefore, could be deemed to control or be under common control with the Regulated Funds, the Affiliated Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section 57(b) and also prohibited from participating in the Co-Investment Program.

The Applicants acknowledge that some of the Affiliated Investors may not be funds advised by an Adviser because they are Affiliated Proprietary Accounts. The Applicants further acknowledge that most previously ordered exemptive applications seeking similar co-investment relief have been limited to co-investment transactions between a BDC and its affiliated funds only. The Applicants do not believe these Affiliated Proprietary Accounts should raise issues under the Conditions of this Application because the allocation policies and procedures of the account owners provide that investment opportunities will be offered to client accounts before they are offered to Affiliated Proprietary Accounts. The Applicants do not believe that the participation of Affiliated Proprietary Accounts in the Co-Investment Program would raise any regulatory or mechanical concerns different from those discussed with respect to the Affiliated Investors that are advised by an Adviser. In accordance with the allocation policies and procedures, Potential Co-Investment Transactions will be offered to, and allocated among, the Affiliated Investors (other than the Affiliated Proprietary Accounts) and Regulated Funds participating in that Co-Investment Program based on each client’s particular Objectives and Strategies and in accordance with the Conditions.

Applicants believe that the Conditions of this Application would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) of the 1940 Act were designed to prevent would be addressed and the standards for an order under Rule 17d-1 under the 1940 Act are met.

C.	Need for Relief

Certain transactions effected as part of the Co-Investment Program may be prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1 without a prior exemptive order of the Commission to the extent that the Affiliated Investors fall within the category of persons described by Section 17(d) or Section 57(b), as modified by Rule 57b-1 thereunder with respect to a Regulated Fund. Because a GSO Adviser is the investment adviser to each of the Regulated Funds and the Affiliated Investors, the Regulated Funds and the Affiliated Investors may be deemed to be

[30]	Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
[31]	H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

affiliated persons within the meaning of Section 2(a)(3) if the Regulated Funds and the Affiliated Investors are deemed to be controlled by or under common control with an Adviser. Thus, each Regulated Fund and Affiliated Investor could be deemed to be a person related to a Regulated Fund in a manner described by Section 57(b) and therefore subject to the restrictions of Section 57(a)(4) and Rule 17d-1 in connection with its participation in the Co-Investment Program.

D.	Requested Relief

Accordingly, the Applicants respectfully request an Order of the Commission, pursuant to Sections 17(d) and 57(i) and Rule 17d-1, permitting the Regulated Funds, one or more other Regulated Funds, and the Affiliated Investors to participate in the Co-Investment Program.

E.	Precedents

The Commission has granted co-investment relief on numerous occasions in recent years.32 Although the various precedents may involve somewhat different allocation formulae, approval procedures, and presumptions for co-investment transactions to protect the interests of public investors in the investment company than the ones described in this Application, Applicants submit that the formulae and procedures set forth as Conditions for the relief requested herein are consistent with the range of investor protection found in the cited orders.

[32]

See, e.g., FS Credit Income Fund, et al. (File No. 812-14905) Investment Company Act Rel. Nos. 33838 (April 22, 2020) (notice) and 33871 (May 19, 2020) (order); Invesco Advisers, Inc., et al. (File No. 812-15061) Investment Company Act Rel. Nos. 33844 (April 21, 2020) (notice) and 33870 (May 19, 2020) (order); Great Elm Capital Corp., et al. (File No. 812-15019) Investment Company Act Rel. Nos. 33839 (April 15, 2020) (notice) and 33864 ( May 12, 2020) (order); AIP Private Equity Opportunities Fund I A LP, et al. (File No. 812-15047) Investment Company Act Rel. Nos. 33818 (March 16, 2020) (notice) and 33850 (April 22, 2020) (order); Kayne Anderson MLP/Midstream Investment Company, et al. (File No. 812-14940) Investment Company Act Rel. Nos. 33742 (January 8, 2020) (notice) and 33798 (February 4, 2020) (order); Prospect Capital Corporation, et al. (File No. 812-14977) Investment Company Act Rel. Nos. 33716 (December 16, 2019) (notice) and 33745 (January 13, 2020) (order); New Mountain Finance Corporation, et al. (File No. 812-15030) Investment Company Act Rel. Nos. 33624 (Sept. 12, 2019) (notice) and 33656 (Oct. 8, 2019) (order); Nuveen Churchill BDC LLC, et al. (File No. 812-14898) Investment Company Act Rel. Nos. 33475 (May 15, 2019) (notice) and 33503 (June 7, 2019) (order); Pharos Capital BDC, Inc., et al. (File No. 812-14891) Investment Company Act Rel. Nos. 33372 (February 8, 2019) (notice) and 33394 (March 11, 2019) (order); THL Credit, Inc., et al. (File No. 812-14807) Investment Company Act Rel. Nos. 33213 (August 24, 2018) (notice) and 33239 (September 19, 2018) (order); AB Private Credit Investors Corp., et al. (File No. 812-14925) Investment Company Act Rel. Nos. 33152 (July 9, 2018) (notice) and 33191 (August 6, 2018) (order); Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-14835) Investment Company Act Rel. Nos. 33149 (July 6, 2018) (notice) and 33186 (July 31,2018); Benefit Street Partners BDC, Inc., et al. (File No. 812-14601) Investment Company Act Rel. Nos. 33068 (April 6, 2018) (notice) and 33090 (May 1, 2018) (order); Triloma EIG Energy Income Fund, et al. (File No. 812-14848) Investment Company Act Rel. Nos. 33047 (March 14, 2018) (notice) and 33070 (April 10, 2018) (order); Corporate Capital Trust, Inc., et al. (File No. 812-14882) Investment Company Act Rel. Nos. 33043 (March 8, 2018) (notice) and 33064 (April 3, 2018) (order); Alcentra Capital Corporation, et al. (File No. 812-14760) Investment Company Act Rel. Nos. 33038 (February 28, 2018) (notice) and 33059 (March 27, 2018) (order); TriplePoint Venture Growth BDC Corp., et al. (File No. 812-14773) Investment Company Act Rel. Nos. 33037 (February 28, 2018) (notice) and 33060 (March 28, 2018) (order); Bain Capital Specialty Finance, Inc., et al. (File No. 812-14766) Investment Company Act Rel. Nos. 33031 (February 23, 2018) (notice) and 33051 (March 22, 2018) (order); Guggenheim Credit Income Fund, et al. (File No. 812-14831) Investment Company Act Rel. Nos. 32960 (January 3, 2018) (notice) and 32996 (January 30, 2018) (order) TCG BDC, Inc., et al. (File No. 812-14798) Investment Company Act Rel. Nos. 32945 (December 20, 2017) (notice) and 32969 (January 17, 2018) (order); BlackRock Capital Investment Corporation, et al. (File No. 812-14582 Investment Company Act Rel. Nos. 32943 (December 19, 2017) (notice) and 32968 (January 16, 2019) (order); New Mountain Finance Corporation, et al. (File No. 812-14799) Investment Company Act Rel. Nos. 32900 (November 20, 2017) (notice) and 32941 (December 18, 2017) (order); Horizon Technology Finance Corporation, et al. (File No. 812-14738) Investment Company Act Rel. Nos. 32888 (October 30, 2017) (notice) and 32923 (November 27, 2017) (order); Oaktree Strategic Income, LLC, et al. (File No. 812-14758) Investment Company Act Rel. Nos. 32831 (September 22, 2017) (notice) and 32862 (October 18, 2017) (order); Medley Capital Corporation, et al. (File No. 812-14778) Investment Company Act Rel. Nos. 32809 (September 8, 2017) (notice) and 32850 (October 4, 2017) (order); MVC Capital, Inc., et al. (File No. 812-14720) Investment Company Act Rel. Nos. 32769 (August 1, 2017) (notice) and 32797 (August 28, 2017) (order); 1889 BDC, Inc., et al. (File No. 812-14682) Investment Company Act Rel. Nos. 32687 (June 21, 2017) (notice) and 32735 (July 18, 2017) (order).

F.	Applicants’ Legal Arguments

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to BDCs by Section 57(i). Paragraph (a) of Rule 17d-1 permits an otherwise prohibited person, acting as principal, to participate in, or effect a transaction in connection with, a joint enterprise or other joint arrangement or profit-sharing plan in which a Regulated Fund is a participant if an application regarding the joint enterprise, arrangement, or profit-sharing plan has been filed with the Commission and has been granted by an order issued prior to the submission of such plan or any modification thereof to security holders for approval, or prior to its adoption or modification if not so submitted. Paragraph (b) of Rule 17d-1 states that in passing upon applications under that rule, the Commission will consider whether the participation by the investment company in such joint enterprise, joint arrangement, or profit-sharing plan on the basis proposed is consistent with the provisions, policies, and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

Applicants submit that the fact that the Required Majority will approve each Potential Co-Investment Transaction before investment, and other protective Conditions set forth in this Application will ensure that each of the Regulated Funds are treated fairly.

The Conditions to which the requested relief will be subject are designed to ensure that no Adviser to a Regulated Fund or the principals of such Adviser would be able to favor any particular Regulated Fund or the Affiliated Investors over other Regulated Funds through the allocation of investment opportunities among them. Because almost every attractive investment opportunity for a Regulated Fund will also be an attractive investment opportunity for one or more Regulated Funds and Affiliated Investors, Applicants submit that the Co-Investment Program presents an attractive alternative to the institution of some form of equitable allocation protocol for the allocation of 100% of individual investment opportunities to the Regulated Funds or the Affiliated Investors as opportunities arise.

As discussed in Section III of this Application, all of GSO’s investment activities are overseen by a unified, global compliance program. As a result, the Commission can obtain transparency into the Co-Investment Program and the Advisers involved with the Co-Investment Program through its access to Advisers that are registered investment advisers. Because any current and future Advisers that are not registered investment advisers are overseen by the same global compliance program, documentation and personnel relevant to the proposed Co-Investment Program, including documentation and personnel involved in investment committee, portfolio allocation and investment execution processes, would necessarily be subject to Commission and staff oversight.

The Commission has examination authority over any Advisers that are registered investment advisers. The Commission staff could examine books and records of any Adviser that is a registered investment adviser. Due to the integration of GSO’s business and compliance processes, GSO expects that information related to the Co-Investment Program activity of clients of non-registered Advisers will be contained within the books and records of registered Advisers. To the extent the information is not, the registered Advisers can access and produce to the Commission staff any documentation held by non-registered Advisers.

This global compliance program will be a key element in ensuring that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the 1940 Act. Applicants submit that the Regulated Funds’ participation in the Co-Investment Transactions will be consistent with the provisions, policies, and purposes of the 1940 Act and on a basis that is not different from or less advantageous than that of other participants.

G.	Proposed Conditions

Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1.

(a)

Each Adviser will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified, for each Regulated Fund the Adviser manages, of all Potential Co-Investment Transactions[33] that

(i)	an Adviser considers for any other Regulated Fund or Affiliated Investor and

(ii)	fall within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria.

(b)

When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), such Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2.

(a)

If the Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.

(b)

If the aggregate amount recommended by the applicable Adviser to be invested by the applicable Regulated Fund in the Potential Co-Investment Transaction, together with the amount proposed to be invested by the other participating Regulated Funds and Affiliated Investors, collectively, in the same transaction, exceeds the amount of the investment opportunity, then the investment opportunity will be allocated among them pro rata based on each participant’s Available Capital up to the amount proposed to be invested by each. The applicable Adviser will provide the Eligible Trustees of each participating Regulated Fund with information concerning each participating party’s Available Capital to assist the Eligible Trustees with their review of the Regulated Fund’s investments for compliance with these allocation procedures.

[33]	No Primary Adviser will be the source of any Potential Co-Investment Transactions under the requested Order.

(c)

After making the determinations required in Conditions 1 and 2(a), the applicable Adviser will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and Affiliated Investor) to the Eligible Trustees of each participating Regulated Fund for their consideration. A Regulated Fund will co-invest with one or more other Regulated Funds and/or one or more Affiliated Investors only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i)

the terms of the Potential Co-Investment Transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its shareholders and do not involve overreaching in respect of the Regulated Fund or its shareholders on the part of any person concerned;

(ii)	the Potential Co-Investment Transaction is consistent with

(A)	the interests of the shareholders of the Regulated Fund; and

(B)	the Regulated Fund’s then-current Objectives and Strategies;

(iii)

the investment by any other Regulated Funds or Affiliated Investors would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from or less advantageous than that of other Regulated Funds or Affiliated Investors; provided that, if any other Regulated Fund or Affiliated Investor, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors or the right to have a board observer or any similar right to participate in the governance or management of the portfolio company, such event shall not be interpreted to prohibit the Required Majority from reaching the conclusions required by this Condition (2)(c)(iii), if:

(A)

the settlement date for another Regulated Fund or an Affiliated Investor in a Co-Investment Transaction is later than the settlement fate for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated fund by no more than ten business days, in either case, so long as: (x) the date on which the commitment of the Affiliated Investors and Regulated Funds is made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Investor or Regulated Fund participating in the transaction will occur within ten business days of each other;

(B)	the Eligible Trustees will have the right to ratify the selection of such director or board observer, if any;

(C)

the applicable Adviser agrees to, and does, provide, periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and

(D)

any fees or other compensation that any Affiliated Investor or any Regulated Fund or any affiliated person of any Affiliated Investor or any Regulated Fund receives in connection with the right of an Affiliated Investor or a Regulated Fund to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among the participating Affiliated Investors (who each may, in turn, share its portion with its affiliated persons), and the participating Regulated Funds in accordance with the amount of each party’s investment; and

(iv)

the proposed investment by the Regulated Fund will not benefit the Advisers, the Affiliated Investors, the other Regulated Funds or any Primary Adviser or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 15, (B) to the extent permitted by section 17(e) or 57(k) of the 1940 Act, as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(C).

3.	Each Regulated Fund has the right to decline to participate in any Potential Co- Investment Transaction or to invest less than the amount proposed.

4.

The applicable Adviser will present to the Board of each Regulated Fund, on a quarterly basis, a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or Affiliated Investors during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why the investment opportunities were not offered to the Regulated Fund. All information presented to the Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

5.

Except for Follow-On Investments made in accordance with Condition 9 and 10,[34] a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party[35] has an investment. The Adviser will maintain books and records that demonstrate compliance with this condition for each Regulated Fund.

6.

A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased and registration rights will be the same for each participating Regulated Fund and Affiliated Investor and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Investor will occur as close in time as practicable and in no event more than ten business days apart. The grant to an Affiliated Investor or another Regulated Fund, but not the Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 6, if Conditions 2(c)(iii)(B), (C) and (D) are met.

7.	Standard Review Dispositions

(a)

If any Regulated Fund or Affiliated Investor elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Investors have previously participated in a Co-Investment Transaction with respect to the issuer, then:

[34]	This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.
[35]	The term “Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

(i)	the Adviser to such Regulated Fund or Affiliated Investor will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;[36] and

(ii)	the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b)

Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Investors and any other Regulated Fund.

(c)	A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i)

(A)

the participation of each Regulated Fund and Affiliated Investor in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;[37]

(B)

the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and

(C)	the Board of the Regulated Fund is provided on a quarterly basis with a list of all dispositions made in accordance with this Condition; or

[36]	Any Affiliated Proprietary Account that is not advised by an adviser is itself deemed to be an Adviser for purposes of Conditions 7(a)(i), 8(a)(i) and 10(a)(i).
[37]

In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Investor’s outstanding investment in the security in question immediately preceding the Disposition.

(ii)	each security is a Tradable Security and

(A)	the Disposition is not to the issuer or any affiliated person of the issuer; and

(B)	the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Investors is price.

(d)

In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests. Each Affiliated Investor and each Regulated Fund will bear its own expenses in connection with any such disposition.

8.	Enhanced Review Dispositions

(a)

If any Regulated Fund or Affiliated Investor elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Investors have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i)	the Adviser to such Regulated Fund or Affiliated Investor will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii)	the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

(iii)

the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Investors, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)

The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i)	the Disposition complies with Condition 2(c)(i), (ii), (iii)(A) and (iv); and

(ii)	the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c)	The Disposition may only be completed in reliance on the Order if:

(i)

Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Investors and any other Regulated Fund;

(ii)	All of the Affiliated Investors’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(iii)

Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv)

All Regulated Funds and Affiliated Investors that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Investors hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that:

(A)

any Regulated Fund’s or Affiliated Investor’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial[38] in amount, including immaterial relative to the size of the issuer; and

[38]

In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

(B)

the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(d)

The Affiliated Investors, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the 1940 Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the 1940 Act).

9.	Standard Review Follow-Ons

(a)

If any Regulated Fund or Affiliated Investor desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated Investors holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer or, if such participant is an Affiliated Investor, is not invested in the issuer:

(i)

the Adviser to each such Regulated Fund or Affiliated Investor will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii)

the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b)	A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i)

(A)

the proposed participation of each Regulated Fund and each Affiliated Investor in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,[39] immediately preceding the Follow-On Investment; and

[39]

To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

(B)

the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii)	it is a Non-Negotiated Follow-On Investment.

(c)

In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition the Eligible Trustees must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d)	If, with respect to any such Follow-On Investment:

(i)

the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Investors’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)

if the aggregate amount recommended by the applicable Adviser to be invested by the applicable Regulated Fund in the Potential Co-Investment Transaction, together with the amount proposed to be invested by the other participating Regulated Funds and Affiliated Investors, collectively, in the same transaction, exceeds the amount of the investment opportunity;

then the Follow-On Investment opportunity will be allocated among them pro rate based on Available Capital (as described in greater detail in this Application) up to the amount proposed to be invested by each.

(e)

The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

10.	Enhanced Review Follow-Ons

(a)

If any Regulated Fund or Affiliated Investor desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Investor holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer or, if such participant is an Affiliated Investor, is not invested in the issuer:

(i)

the Adviser to each such Regulated Fund or Affiliated Investor will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii)

the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii)

the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Investors, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)

The applicable Adviser will provide its written recommendation as to a Regulated Fund’s participation to the Eligible Trustees, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

(c)	The Follow-On Investment may only be completed in reliance on the Order if:

(i)	All of the Affiliated Investors’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(ii)

Independent counsel to the Board of each Regulated Fund that holds an investment in the issuer advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii)

All Regulated Funds and Affiliated Investors that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Investors hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that:

(A)

any Regulated Fund’s or Affiliated Investor’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and

(B)

the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and (iv) The Affiliated Investors, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the 1940 Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the 1940 Act).

(d)	If, with respect to any such Follow-On Investment:

(i)

the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Investors’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)

the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Investors, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on Available Capital (as described in greater detail in this Application).

(e)

Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this Application.

11.

The Non-Interested Trustees of each Regulated Fund will be provided quarterly for review all information concerning Potential Co-Investment Transactions that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria, including investments in Potential Co-Investment Transactions made by other Regulated Funds or Affiliated Investors that the Regulated Fund considered but declined to participate in, and concerning Co-Investment Transactions in which the Regulated Fund participated, so that the Non-Interested Trustees may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those Potential Co-Investment Transactions which the Regulated Fund considered but declined to participate in, comply with the Conditions of the Order. In addition, the Non-Interested Trustees will consider at least annually: (a) the continued appropriateness for the Regulated Fund of participating in new and existing Co-Investment Transactions, and (b) the continued appropriateness of any Board-Established Criteria.

12.

Each Regulated Fund will maintain the records required by section 57(f)(3) of the 1940 Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under section 57(f).

13.

No Non-Interested Trustee of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise an “affiliated person” (as defined in the 1940 Act), of any of the Affiliated Investors.

14.

The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the 1933 Act) will, to the extent not payable by the Advisers under their respective investment advisory agreements with Affiliated Investors and the Regulated Funds, be shared by the Regulated Funds and the Affiliated Investors in proportion to the relative amounts of the securities held or to be acquired or disposed of, as the case may be.

15.

Any transaction fee[40] (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k), as applicable) received in connection with a Co-Investment Transaction will be distributed to the participating Regulated Funds and Affiliated Investors on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participating Regulated Funds and Affiliated Investors based on the amount they invest in such Co-Investment Transaction. None of the Advisers, the Primary Advisers, the Affiliated Investors, the other Regulated Funds nor any affiliated person of the Regulated Funds or Affiliated Investors will receive additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction (other than (a) in the case of the Regulated Funds and the Affiliated Investors, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(C), and (b) in the case of an Adviser or Primary Adviser, investment advisory fees paid in accordance with their respective agreements between the Advisers and the Regulated Fund or Affiliated Investor).

16.

If the Holders own in the aggregate more than 25% of the Shares, then the Holders will vote such Shares as directed by an independent third party when voting on (1) the election of trustees; (2) the removal of one or more trustees; or (3) all other matters under either the 1940 Act or applicable state law affecting the Board’s composition, size or manner of election.

17.

Each Regulated Fund’s chief compliance officer, as defined in Rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the Application and the procedures established to achieve such compliance.

[40]	Applicants are not requesting and the staff is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

IV.	Procedural Matters

A.	Communications

Pursuant to Rule 0-2(f), each Applicant states that its address is as indicated below:

345 Park Avenue

New York, New York 10154

Applicants further state that all written or oral communications concerning this Application should be directed to:

Rajib Chanda, Esq.

Simpson Thacher & Bartlett LLP

900 G St. NW

Washington, DC 20001

(202) 636-5500

Applicants desire that the Commission issue an Order pursuant to Rule 0-5 without conducting a hearing.

Pursuant to Rule 0-2, each person executing the Application on behalf of each Applicant says that he or she has duly executed the Application for and on behalf of such Applicant; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, trustees or other bodies necessary to authorize each deponent to execute and file the Application have been taken.

The verifications required by Rule 0-2(d) and the authorizations required by Rule 0-2(c) are attached hereto as Exhibit A.

Applicants request that any questions regarding this Application be directed to the persons listed on the facing page of this Application.

V.	Request for Order of Exemption

For the foregoing reasons, Applicants request that the Commission enter an Order under Sections 17(d) and 57(i) and Rule 17d-1 granting Applicants the relief sought by the Application. Applicants submit that the requested exemption is consistent with the protection of investors.

Dated: June 16, 2020

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND
BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND
BLACKSTONE / GSO SENIOR FLOATING RATE TERM FUND
BLACKSTONE / GSO STRATEGIC CREDIT FUND

By: GSO / Blackstone Debt Funds Management, LLC, its Investment Advisor

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Chief Compliance Officer, Chief Legal Counsel and Secretary

BLACKSTONE / GSO SECURED LENDING FUND

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

ALLEGANY PARK CLO, LTD.

By: Blackstone / GSO CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BEECHWOOD PARK CLO, LTD.

By: Blackstone / GSO CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BIRCHWOOD PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management, LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE / GSO CLO MANAGEMENT LLC (MANAGEMENT SERIES)

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE / GSO DEBT FUNDS EUROPE LIMITED

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE / GSO DEBT FUNDS MANAGEMENT EUROPE LIMITED

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE / GSO DEBT FUNDS MANAGEMENT EUROPE II LIMITED

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE / GSO EUROPEAN SENIOR LOAN FUND

By: Blackstone / GSO Debt Funds Management Europe II Limited, its Investment Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND

By: Blackstone / GSO Debt Funds Management Europe II Limited, its Investment Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE / GSO SECURED TRUST LTD

By: GSO / Blackstone Debt Funds Management LLC, its Investment Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE / GSO US LOAN MASTER FUND

By: Blackstone / GSO Debt Funds Management Europe II Limited, its Investment Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE ADVISORY PARTNERS L.P.

By:	/s/ Evan N. Clandorf
	Name:	Evan N. Clandorf
	Title:	Authorized Signatory

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS PLC (BLACKSTONE DIVERSIFIED MULTI-STRATEGY FUND)

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE ALTERNATIVE MULTI-STRATEGY FUND (BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND III LLC)

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE DIVERSIFIED ALTERNATIVES ASSET HOLDCO L.L.C.

By: GSO Capital Advisors LLC, its Investment Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE HARRINGTON PARTNERS L.P.

By: Blackstone Harrington Associates L.L.C., its general partner

By:	/s/ Jeffrey Iverson
	Name:	Jeffrey Iverson
	Title:	Managing Director and Chief Compliance Officer

BLACKSTONE HOLDINGS I L.P.

By:	/s/ Matthew B. Skurbe
	Name:	Matthew B. Skurbe
	Title:	Managing Director – Treasurer

BLACKSTONE HOLDINGS II L.P.

By:	/s/ Matthew B. Skurbe
	Name:	Matthew B. Skurbe
	Title:	Managing Director – Treasurer

BLACKSTONE HOLDINGS III L.P.

By:	/s/ Matthew B. Skurbe
	Name:	Matthew B. Skurbe
	Title:	Managing Director – Treasurer

BLACKSTONE HOLDINGS IV L.P.

By:	/s/ Matthew B. Skurbe
	Name:	Matthew B. Skurbe
	Title:	Managing Director – Treasurer

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:	/s/ Christopher Striano
	Name:	Christopher Striano
	Title:	Authorized Signatory

BLACKSTONE ISF ADVISORS LP

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE MEZZANINE ADVISORS L.P.

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BLACKSTONE TREASURY SOLUTIONS MASTER FUND L.P.

By: Blackstone Treasury Solutions Associates L.L.C., as general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BOWMAN PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BRISTOL PARK CLO, LTD

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BSOF MASTER FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
	Name:	Peter Koffler
	Title:	Authorized Signatory

BSOF MASTER FUND II L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
	Name:	Peter Koffler
	Title:	Authorized Signatory

BSOF PARALLEL MASTER FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
	Name:	Peter Koffler
	Title:	Authorized Signatory

BUCKHORN PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BURNHAM PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

BUTTERMILK PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

CATSKILL PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

CHENANGO PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

CIRRUS FUNDING 2018-1, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

CLONTARF PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

COLE PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

COOK PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

CUMBERLAND PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

DEWOLF PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

DIAMOND CLO 2018-1 LTD.

By: GSO Capital Partners LP, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

DIAMOND CLO 2019-1 LTD.

By: GSO Capital Partners LP, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

DORCHESTER PARK CLO DESIGNATED ACTIVITY COMPANY

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

ELM PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP

By: GSO Capital Partner LP, its Investment Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

EMERALD DIRECT LENDING 2 LIMITED PARTNERSHIP

By: GSO Capital Partner LP, its Investment Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

EMERSON PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

FILLMORE PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

G QCM SCSP

By: G QCM GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
	Name:	Stefano Ciccarello
	Title:	Manager

By:	/s/ Gabor Bernath
	Name:	Gabor Bernath
	Title:	Manager

GILBERT PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GN LOAN FUND LP

By: GSO Capital Partner LP, its Investment Manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GREENWOOD PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GRIPPEN PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO / BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND LP

By: GSO SFRO Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND I L.P.

By: GSO Capital Partners LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND II L.P.

By: GSO Capital Partners LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND III L.P.

By: GSO Capital Partners LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ASSET MANAGEMENT LLC

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO BARRE DES ECRINS FUND I SCSP

By: GSO Barre Des Ecrins Associates GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
	Name:	Stefano Ciccarello
	Title:	Manager

By:	/s/ Gabor Bernath
	Name:	Gabor Bernath
	Title:	Manager

GSO BARRE DES ECRINS FUND II SCSP

By: GSO Barre Des Ecrins Associates GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
	Name:	Stefano Ciccarello
	Title:	Manager

By:	/s/ Gabor Bernath
	Name:	Gabor Bernath
	Title:	Manager

GSO BARRE DES ECRINS MASTER FUND SCSP

By: GSO Barre Des Ecrins Associates GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
	Name:	Stefano Ciccarello
	Title:	Manager

By:	/s/ Gabor Bernath
	Name:	Gabor Bernath
	Title:	Manager

GSO CAPITAL ADVISORS LLC

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CAPITAL ADVISORS II LLC

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES FUND III LP

By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES FUND IV LP

By: GSO Capital Opportunities Associates IV LP, its general partner

By: GSO Capital Opportunities Associates IV (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS FUND II LP

By: GSO Capital Solutions Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS FUND III LP

By: GSO Capital Solutions Associates III LLP, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CHURCHILL PARTNERS LP

By: GSO Churchill Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CHURCHILL PARTNERS II LP

By: GSO Churchill Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO COF III CO-INVESTMENT FUND LP

By: GSO COF III Co-Investment Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CO-INVESTMENT FUND-D LP

By: GSO Co-Investment Fund-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP

By: GSO Credit Alpha Diversified Alternatives Associates LLC, its general partner

By: /s/ [GSO Credit Alpha Associates II (Cayman) Ltd., its general partner]

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CREDIT ALPHA FUND LP

By: GSO Credit Alpha Associates LLP, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CREDIT ALPHA FUND II LP

By: GSO Credit Alpha Associates II LLP, its general partner

By: /s/ GSO Credit Alpha Associates II (Cayman) Ltd., its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO CREDIT-A PARTNERS LP

By: GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO DIAMOND PORTFOLIO FUND L.P.

By: GSO Diamond Portfolio Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO DIRECT LENDING FUND-D LP

By: GSO Direct Lending Fund-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ENERGY LENDING FUND-A ONSHORE LP

By: GSO Energy Lending Fund-A Onshore Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ENERGY LENDING FUND-A OVERSEAS LP

By: GSO Energy Lending Fund-A Overseas Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ENERGY PARTNERS-A L.P.

By: GSO Energy Partners-A Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ENERGY PARTNERS-B L.P.

By: GSO Energy Partners-B Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ENERGY PARTNERS-C L.P.

By: GSO Energy Partners-C Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ENERGY PARTNERS-C II L.P.

By: GSO Energy Partners-C Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ENERGY PARTNERS-D L.P.

By: GSO Energy Partners-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ENERGY PARTNERS-E L.P.

By: GSO Energy Partners-E Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ENERGY SELECT OPPORTUNITIES FUND L.P.

By: GSO Energy Partners-E Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ENERGY SELECT OPPORTUNITIES II FUND L.P.

By: GSO Energy Select Opportunities Associates II LP, its general partner

By: GSO Energy Select Opportunities Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO EUROPEAN SENIOR DEBT FUND L.P.

By: GSO European Senior Debt Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO EUROPEAN SENIOR DEBT FUND II L.P.

By: GSO European Senior Debt Associates II LP, its general partner

By: GSO European Senior Debt Associates II (Delaware) LLC, its managing member

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO EUROPEAN SENIOR DEBT FUND II LEVERED EEA SCSP

By: GSO European Senior Debt Associates II (EEA) GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
	Name:	Stefano Ciccarello
	Title:	Manager

By:	/s/ Gabor Bernath
	Name:	Gabor Bernath
	Title:	Manager

GSO EUROPEAN SENIOR DEBT FUND II EEA SCSP

By: GSO European Senior Debt Associates II (EEA) GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
	Name:	Stefano Ciccarello
	Title:	Manager

By:	/s/ Gabor Bernath
	Name:	Gabor Bernath
	Title:	Manager

GSO HARRINGTON CREDIT ALPHA FUND L.P.

By: GSO Harrington Credit Alpha Associates L.L.C., its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO JASMINE PARTNERS LP

By: GSO Jasmine Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO ORCHID FUND LP

By: GSO Orchid Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP

By: GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By: GSO Palmetto Capital Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO RP HOLDINGS L.P.

By: GSO RP Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO SJ PARTNERS L.P.

By: GSO SJ Partners Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO SPECIAL SITUATIONS MASTER FUND L.P.

By: GSO Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

HARBOR PARK CLO, LTD.

By: [Blackstone / GSO Debt Funds Europe Limited, its collateral manager]

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

HARRIMAN PARK CLO, LTD.

By: Blackstone / GSO CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

JAY PARK CLO, LTD.

By: Blackstone / GSO Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

LONG POINT PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

MARLAY PARK CLO DAC

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

MILLTOWN PARK CLO DAC

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

MYERS PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

NIAGARA PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

SENECA PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

STRATUS CLO 2020-1, LTD.

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

SOUTHWICK PARK CLO, LTD.

By: Blackstone / GSO CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

STEWART PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

TACONIC PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

THACHER PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

THAYER PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

TREMAN PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

TRYON PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

TYMON PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VESEY PARK CLO DAC

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

WEBSTER PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

WESTCOTT PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of ALLEGANY PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

ALLEGANY PARK CLO, LTD.

By: Blackstone / GSO CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BEECHWOOD PARK CLO, LTD. and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BEECHWOOD PARK CLO, LTD.

By: Blackstone / GSO CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BIRCHWOOD PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BIRCHWOOD PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management, LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE / GSO CLO MANAGEMENT LLC (MANAGEMENT SERIES), and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE / GSO CLO MANAGEMENT LLC (MANAGEMENT SERIES)

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE / GSO DEBT FUNDS EUROPE LIMITED, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE / GSO DEBT FUNDS EUROPE LIMITED

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE / GSO DEBT FUNDS MANAGEMENT EUROPE LIMITED, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE / GSO DEBT FUNDS MANAGEMENT EUROPE LIMITED

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE / GSO DEBT FUNDS MANAGEMENT EUROPE II LIMITED, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE / GSO DEBT FUNDS MANAGEMENT EUROPE II LIMITED

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE / GSO EUROPEAN SENIOR LOAN FUND, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE / GSO EUROPEAN SENIOR LOAN FUND

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND

By: Blackstone / GSO Debt Funds Management Europe II Limited, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE / GSO SECURED TRUST LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE / GSO SECURED TRUST LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE / GSO US LOAN MASTER FUND, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE / GSO US LOAN MASTER FUND

By: Blackstone / GSO Debt Funds Management Europe II Limited, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE ADVISORY PARTNERS L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE ADVISORY PARTNERS L.P.

By:	/s/ Evan N. Clandorf
Name: Evan N. Clandorf
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE ALTERNATIVE INVESTMENT FUNDS PLC (BLACKSTONE DIVERSIFIED MULTI-STRATEGY FUND), and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS PLC (BLACKSTONE DIVERSIFIED MULTI-STRATEGY FUND)

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE ALTERNATIVE MULTI-STRATEGY FUND (BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND III LLC), and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE ALTERNATIVE MULTI-STRATEGY FUND (BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND III LLC)

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE DIVERSIFIED ALTERNATIVES ASSET HOLDCO L.L.C., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE DIVERSIFIED ALTERNATIVES ASSET HOLDCO L.L.C.

By: GSO Capital Advisors LLC, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE HARRINGTON PARTNERS L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HARRINGTON PARTNERS L.P.

By: Blackstone Harrington Associates L.L.C., its general partner

By:	/s/ Jeffrey Iverson
Name: Jeffrey Iverson
Title: Managing Director and Chief Compliance Officer

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE HOLDINGS I L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HOLDINGS I L.P.

By:	/s/ Matthew B. Skurbe
Name: Matthew B. Skurbe
Title: Managing Director – Treasurer

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE HOLDINGS II L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HOLDINGS II L.P.

By:	/s/ Matthew B. Skurbe
Name: Matthew B. Skurbe
Title: Managing Director – Treasurer

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE HOLDINGS III L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HOLDINGS III L.P.

By:	/s/ Matthew B. Skurbe
Name: Matthew B. Skurbe
Title: Managing Director – Treasurer

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE HOLDINGS IV L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HOLDINGS IV L.P.

By:	/s/ Matthew B. Skurbe
Name: Matthew B. Skurbe
Title: Managing Director – Treasurer

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE HOLDINGS FINANCE CO. L.L.C., of such entity, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE ISF ADVISORS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE ISF ADVISORS LP

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE MEZZANINE ADVISORS L.P. and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE MEZZANINE ADVISORS L.P.

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BLACKSTONE TREASURY SOLUTIONS MASTER FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BLACKSTONE TREASURY SOLUTIONS MASTER FUND L.P.

By: Blackstone Treasury Solutions Associates L.L.C., as general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BOWMAN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BOWMAN PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BRISTOL PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BRISTOL PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BSOF MASTER FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BSOF MASTER FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BSOF MASTER FUND II L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BSOF MASTER FUND II L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BSOF PARALLEL MASTER FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BSOF PARALLEL MASTER FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BUCKHORN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BUCKHORN PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BURNHAM PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BURNHAM PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of BUTTERMILK PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

BUTTERMILK PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of CATSKILL PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CATSKILL PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of CHENANGO PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CHENANGO PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of CIRRUS FUNDING 2018-1, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CIRRUS FUNDING 2018-1, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of CLONTARF PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CLONTARF PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of COLE PARK CLO, LTD. and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

COLE PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of COOK PARK CLO, LTD. and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

COOK PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of CUMBERLAND PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

CUMBERLAND PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of DEWOLF PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

DEWOLF PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of DIAMOND CLO 2018-1 LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

DIAMOND CLO 2018-1 LTD.

By: GSO Capital Partners LP, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of DIAMOND CLO 2019-1 LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

DIAMOND CLO 2019-1 LTD.

By: GSO Capital Partners LP, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of DORCHESTER PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

DORCHESTER PARK CLO DESIGNATED ACTIVITY COMPANY

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of ELM PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

ELM PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP

By: GSO Capital Partner LP, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of EMERALD DIRECT LENDING 2 LIMITED PARTNERSHIP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

EMERALD DIRECT LENDING 2 LIMITED PARTNERSHIP

By: GSO Capital Partner LP, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of EMERSON PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

EMERSON PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of FILLMORE PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

FILLMORE PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of G QCM SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

G QCM SCSP
By: G QCM GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
Name: Stefano Ciccarello
Title: Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GILBERT PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GILBERT PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its Collateral Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GN LOAN FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GN LOAN FUND LP

By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GREENWOOD PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GREENWOOD PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GRIPPEN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GRIPPEN PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO / BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO / BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND

By: GSO SFRO Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO AIGUILLE DES GRANDS MONTETS FUND I L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO AIGUILLE DES GRANDS MONTETS FUND I L.P.

By: GSO Capital Partners LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO AIGUILLE DES GRANDS MONTETS FUND II L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO AIGUILLE DES GRANDS MONTETS FUND II L.P.

By: GSO Capital Partners LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO AIGUILLE DES GRANDS MONTETS FUND III L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO AIGUILLE DES GRANDS MONTETS FUND III L.P.

By: GSO Capital Partners LP, its attorney-in-fact

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ASSET MANAGEMENT LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ASSET MANAGEMENT LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO BARRE DES ECRINS FUND I SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO BARRE DES ECRINS FUND I SCSP

By: GSO BARRE DES ECRINS ASSOCIATES GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
Name: Stefano Ciccarello
Title: Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO BARRE DES ECRINS FUND II SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO BARRE DES ECRINS FUND II SCSP

By: GSO BARRE DES ECRINS ASSOCIATES GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
Name: Stefano Ciccarello
Title: Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO BARRE DES ECRINS MASTER FUND SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO BARRE DES ECRINS MASTER FUND SCSP

By: GSO BARRE DES ECRINS ASSOCIATES GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
Name: Stefano Ciccarello
Title: Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CAPITAL ADVISORS LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CAPITAL ADVISORS LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CAPITAL ADVISORS II LLC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CAPITAL ADVISORS II LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CAPITAL OPPORTUNITIES FUND III LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CAPITAL OPPORTUNITIES FUND III LP

By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CAPITAL OPPORTUNITIES FUND IV LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CAPITAL OPPORTUNITIES FUND IV LP

By: GSO Capital Opportunities Associates IV LP, its general partner

By: GSO Capital Opportunities Associates IV (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CAPITAL PARTNERS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CAPITAL SOLUTIONS FUND II LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CAPITAL SOLUTIONS FUND II LP

By: GSO Capital Solutions Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CAPITAL SOLUTIONS FUND III LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CAPITAL SOLUTIONS FUND III LP

By: GSO Capital Solutions Associates III LLP, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CHURCHILL PARTNERS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CHURCHILL PARTNERS LP

By: GSO Churchill Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CHURCHILL PARTNERS II LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CHURCHILL PARTNERS II LP

By: GSO Churchill Associates II L.L.C., its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO COF III CO-INVESTMENT FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof; and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO COF III CO-INVESTMENT FUND LP

By: GSO COF III Co-Investment Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CO-INVESTMENT FUND-D LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CO-INVESTMENT FUND-D LP

By: GSO Co-Investment Fund-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP

By: GSO Credit Alpha Diversified Alternatives Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CREDIT ALPHA FUND LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CREDIT ALPHA FUND LP

By: GSO Credit Alpha Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CREDIT ALPHA FUND II LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CREDIT ALPHA FUND II LP

By: GSO Credit Alpha Associates II LLP, its general partner

By: /s/ GSO Credit Alpha Associates II (Cayman) Ltd., its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO CREDIT-A PARTNERS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO CREDIT-A PARTNERS LP

By: GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO DIAMOND PORTFOLIO FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO DIAMOND PORTFOLIO FUND L.P.

By: GSO Diamond Portfolio Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO DIRECT LENDING FUND-D LP., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO DIRECT LENDING FUND-D LP

By: GSO Direct Lending Fund-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ENERGY LENDING FUND-A ONSHORE LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY FUND-A ONSHORE LP

By: GSO Energy Lending Fund-A Onshore Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ENERGY LENDING FUND-A OVERSEAS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY FUND-A OVERSEAS LP

By: GSO Energy Lending Fund-A Overseas Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ENERGY PARTNERS-A L.P, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-A L.P.

By: GSO Energy Partners-A Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ENERGY PARTNERS-B L.P, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-B L.P.

By: GSO Energy Partners-B Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ENERGY PARTNERS-C L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-C L.P.

By: GSO Energy Partners-C Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ENERGY PARTNERS-C II L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-C II L.P.

By: GSO Energy Partners-C Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ENERGY PARTNERS-D L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-D L.P.

By: GSO Energy Partners-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ENERGY PARTNERS-E L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY PARTNERS-E L.P.

By: GSO Energy Partners-E Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ENERGY SELECT OPPORTUNITIES FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY SELECT OPPORTUNITIES FUND L.P.

By: GSO Energy Partners-E Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ENERGY SELECT OPPORTUNITIES FUND II L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ENERGY SELECT OPPORTUNITIES FUND II L.P.

By: GSO Energy Select Opportunities Associates II LP, its general partner

By: GSO Energy Select Opportunities Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO EUROPEAN SENIOR DEBT FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO EUROPEAN SENIOR DEBT FUND L.P.

By: GSO European Senior Debt Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO EUROPEAN SENIOR DEBT FUND II L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO EUROPEAN SENIOR DEBT FUND II L.P.

By: GSO European Senior Debt Associates II LP, its general partner

By: GSO European Senior Debt Associates II (Delaware) LLC, its managing member

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO EUROPEAN SENIOR DEBT FUND II LEVERED EEA SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO EUROPEAN SENIOR DEBT FUND II LEVERED EEA SCSP

By: GSO European Senior Debt Associates II (EEA) GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello
Name: Stefano Ciccarello
Title: Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO EUROPEAN SENIOR DEBT FUND II EEA SCSP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO EUROPEAN SENIOR DEBT FUND II EEA SCSP

By: GSO European Senior Debt Associates II (EEA) GP S.À R.L., its general partner

By:	/s/ Stefano Ciccarello

Name: Stefano Ciccarello
Title: Manager

By:	/s/ Gabor Bernath

Name: Gabor Bernath
Title: Manager

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO HARRINGTON CREDIT ALPHA FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO HARRINGTON CREDIT ALPHA FUND L.P.

By: GSO Harrington Credit Alpha Associates L.L.C., its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO JASMINE PARTNERS LP, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO JASMINE PARTNERS LP

By: GSO Jasmine Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO ORCHID FUND LP and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO ORCHID FUND LP

By: GSO Orchid Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS, L.P, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS, L.P.

By: GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO PALMETTO STRATEGIC PARTNERSHIP, L.P, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By: GSO Palmetto Capital Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO RP HOLDINGS L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO RP HOLDINGS L.P.

By: GSO RP Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO SJ PARTNERS L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO SJ PARTNERS L.P.

By: GSO SJ Partners Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of GSO SPECIAL SITUATIONS MASTER FUND L.P., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

GSO SPECIAL SITUATIONS MASTER FUND L.P.

By: GSO Associates LLC, its general partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of HARBOR PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

HARBOR PARK CLO, LTD.

By: Blackstone / GSO Debt Funds Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of HARRIMAN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

HARRIMAN PARK CLO, LTD.

By: Blackstone / GSO CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY.

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of JAY PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

JAY PARK CLO, LTD.

By: Blackstone / GSO Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of LONG POINT PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

LONG POINT PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of MARLAY PARK CLO DAC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

MARLAY PARK CLO DAC

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of MYERS PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

MYERS PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of NIAGARA PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

NIAGARA PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of SENECA PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SENECA PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of SOUTHWICK PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SOUTHWICK PARK CLO, LTD.

By: Blackstone / GSO CLO Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of STRATUS CLO 2020-1, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

STRATUS CLO 2020-1, LTD.

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of STEWART PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

STEWART PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of TACONIC PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

TACONIC PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of THACHER PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

THACHER PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of THAYER PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

THAYER PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of TREMAN PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

TREMAN PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of TRYON PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

TRYON PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of TYMON PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

TYMON PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of VESEY PARK CLO DAC, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

VESEY PARK CLO DAC

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of WEBSTER PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

WEBSTER PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of WESTCOTT PARK CLO, LTD., and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

WESTCOTT PARK CLO, LTD.

By: GSO / Blackstone Debt Funds Management LLC, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated June 16, 2020 for and on behalf of WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY, and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone / GSO Debt Funds Management Europe Limited, its collateral manager

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

Exhibit A

Resolutions of the Boards of Trustees of Blackstone / GSO Floating Rate Enhanced Income Fund, Blackstone

/ GSO Long-Short Credit Income Fund, Blackstone / GSO Strategic Credit Fund and Blackstone / GSO

Senior Floating Rate Term Fund (each a “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of each Fund to file with the Securities and Exchange Commission (the “Commission”) an application for an Order of Exemption pursuant to Sections 17(d), 57(c) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (an “Application”), to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of each Fund pursuant to the provisions of the 1940 Act, which such joint transactions and co-investments may otherwise be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act; now therefore be it

RESOLVED: That the officers of each Fund be, and each of them hereby is, authorized and directed on behalf of the respective Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any amendments thereto; and further

RESOLVED: That the officers of each Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted March 24, 2020

A-1

Exhibit B

Resolutions of the Board of Trustees of Blackstone / GSO Secured Lending Fund (“the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application for an Order of Exemption pursuant to Sections 17(d), 57(c) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (an “Application”), to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the 1940 Act, which such joint transactions and co-investments may otherwise be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act; now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the respective Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted March 17, 2020

B-1

Schedule A

SCHEDULE A

Existing GSO Advisers

GSO ASSET MANAGEMENT LLC

GSO CAPITAL PARTNERS LP

GSO CAPITAL ADVISORS LLC

GSO CAPITAL ADVISORS II LLC

BLACKSTONE MEZZANINE ADVISORS L.P.

GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC

BLACKSTONE / GSO CLO MANAGEMENT LLC (MANAGEMENT SERIES)

BLACKSTONE / GSO DEBT FUNDS EUROPE LIMITED

BLACKSTONE / GSO DEBT FUNDS MANAGEMENT EUROPE LIMITED

BLACKSTONE / GSO DEBT FUNDS MANAGEMENT EUROPE II LIMITED

BLACKSTONE ISF ADVISORS LP

Existing Sub-Advised Affiliated Funds

G QCM SCSP

GSO BARRE DES ECRINS FUND I SCSP

GSO BARRE DES ECRINS FUND II SCSP

GSO BARRE DES ECRINS MASTER FUND SCSP

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS PLC (BLACKSTONE DIVERSIFIED MULTI-STRATEGY FUND)

BLACKSTONE ALTERNATIVE MULTI-STRATEGY FUND (BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND III LLC)

BSOF MASTER FUND II L.P.

BSOF MASTER FUND L.P.

BSOF PARALLEL MASTER FUND L.P.

SCHEDULE A-1

Existing Affiliated Funds

ALLEGANY PARK CLO, LTD.

BEECHWOOD PARK CLO, LTD.

BIRCHWOOD PARK CLO, LTD.

BLACKSTONE / GSO EUROPEAN SENIOR LOAN FUND

BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND

BLACKSTONE / GSO SECURED TRUST LTD

BLACKSTONE ADVISORY PARTNERS L.P.

BLACKSTONE HOLDINGS I L.P.

BLACKSTONE HOLDINGS II L.P.

BLACKSTONE HOLDINGS III L.P.

BLACKSTONE HOLDINGS IV L.P.

BLACKSTONE HOLDINGS FINANCE CO, L.L.C.

BLACKSTONE / GSO US LOAN MASTER FUND

BLACKSTONE DIVERSIFIED ALTERNATIVES ASSET HOLDCO L.L.C.

BLACKSTONE HARRINGTON PARTNERS L.P.

BLACKSTONE TREASURY SOLUTIONS MASTER FUND L.P.

BOWMAN PARK CLO, LTD.

BRISTOL PARK CLO, LTD.

BUCKHORN PARK CLO, LTD.

BURNHAM PARK CLO, LTD.

BUTTERMILK PARK CLO, LTD.

CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY

CATSKILL PARK CLO, LTD.

SCHEDULE A-2

CHENANGO PARK CLO, LTD.

CIRRUS FUNDING 2018-1, LTD.

CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY

CLONTARF PARK CLO DESIGNATED ACTIVITY COMPANY

COLE PARK CLO LIMITED

COOK PARK CLO, LTD.

CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY

CUMBERLAND PARK CLO, LTD.

DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY

DEWOLF PARK CLO, LTD.

DIAMOND CLO 2018-1 LTD.

DIAMOND CLO 2019-1 LTD.

DORCHESTER PARK CLO DESIGNATED ACTIVITY COMPANY

DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY

ELM PARK CLO DESIGNATED ACTIVITY COMPANY

EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP

EMERALD DIRECT LENDING 2 LIMITED PARTNERSHIP

EMERSON PARK CLO, LTD.

FILLMORE PARK CLO, LTD.

GILBERT PARK CLO, LTD.

GN LOAN FUND LP

GREENWOOD PARK CLO, LTD.

GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY

GRIPPEN PARK CLO, LTD.

GSO / BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND LP

SCHEDULE A-3

GSO AIGUILLE DES GRANDS MONTETS FUND I LP

GSO AIGUILLE DES GRANDS MONTETS FUND II LP

GSO AIGUILLE DES GRANDS MONTETS FUND III LP

GSO CAPITAL OPPORTUNITIES FUND III LP

GSO CAPITAL OPPORTUNITIES FUND IV LP

GSO CAPITAL SOLUTIONS FUND II LP

GSO CAPITAL SOLUTIONS FUND III LP

GSO CHURCHILL PARTNERS II LP

GSO CHURCHILL PARTNERS LP

GSO COF III CO-INVESTMENT FUND LP

GSO CO-INVESTMENT FUND-D L.P.

GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP

GSO CREDIT ALPHA FUND II LP

GSO CREDIT ALPHA FUND LP

GSO CREDIT-A PARTNERS LP

GSO DIAMOND PORTFOLIO FUND LP

GSO DIRECT LENDING FUND-D LP

GSO ENERGY LENDING FUND-A ONSHORE LP

GSO ENERGY LENDING FUND-A OVERSEAS LP

GSO ENERGY PARTNERS-A LP

GSO ENERGY PARTNERS-B LP

GSO ENERGY PARTNERS-C II LP

GSO ENERGY PARTNERS-C LP

GSO ENERGY PARTNERS-D LP

GSO ENERGY PARTNERS-E LP

SCHEDULE A-4

GSO ENERGY SELECT OPPORTUNITIES FUND II LP

GSO ENERGY SELECT OPPORTUNITIES FUND LP

GSO EUROPEAN SENIOR DEBT FUND II LP

GSO EUROPEAN SENIOR DEBT FUND LP

GSO EUROPEAN SENIOR DEBT FUND II LEVERED EEA SCSP

GSO EUROPEAN SENIOR DEBT FUND II EEA SCSP

GSO HARRINGTON CREDIT ALPHA FUND L.P.

GSO JASMINE PARTNERS LP

GSO ORCHID FUND LP

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP

GSO PALMETTO STRATEGIC PARTNERSHIP, L.P.

GSO RP HOLDINGS L.P.

GSO SJ PARTNERS LP

GSO SPECIAL SITUATIONS MASTER FUND LP

HARBOR PARK CLO, LTD.

HARRIMAN PARK CLO, LTD.

HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY

JAY PARK CLO, LTD.

LONG POINT PARK CLO, LTD.

MARLAY PARK CLO DESIGNATED ACTIVITY COMPANY

MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY

MYERS PARK CLO, LTD.

NIAGARA PARK CLO, LTD.

ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY

PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY

SCHEDULE A-5

PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY

RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY

SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY

SENECA PARK CLO, LTD.

SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY

SOUTHWICK PARK CLO, LTD.

STRATUS CLO 2020-1, LTD.

STEWART PARK CLO, LTD.

SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY

TACONIC PARK CLO, LTD.

THACHER PARK CLO, LTD.

THAYER PARK CLO, LTD.

TREMAN PARK CLO, LTD.

TRYON PARK CLO, LTD.

TYMON PARK CLO DESIGNATED ACTIVITY COMPANY

WEBSTER PARK CLO, LTD.

WESTCOTT PARK CLO, LTD.

WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

VESEY PARK CLO DAC

SCHEDULE A-6